MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
NATIONAL GAS & ELECTRIC, LLC,
RETAILCO, LLC,
SPARK HOLDCO, LLC,
AND
SPARK ENERGY, INC.

DATED AS OF MAY 3, 2016

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS 1

1.1	Certain Definitions 1

1.2	Other Definitional and Interpretive Matters 15

ARTICLE 2	SALE AND PURCHASE OF EQUITY INTERESTS; PURCHASE PRICE 16

2.1	Sale and Purchase of Interests 16

2.2	Purchase Price; Escrow; Earnout 16

2.3	Purchase Price Adjustment 18

2.4	Escrow 19

2.5	Withholding 20

ARTICLE 3	CLOSING 20

3.1	Closing Date 20

3.2	Transaction to be Effected at the Closing 20

ARTICLE 4	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES 21

4.1	Organization, Authority and Qualification 21

4.2	Capitalization 22

4.3	Conflicts 22

4.4	Taxes 23

4.5	Financial Statements 24

4.6	Absence of Certain Changes or Events 25

i

4.7	Litigation and Regulatory Matters 27

4.8	Compliance With Laws; Permits 27

4.9	Environmental Matters 27

4.10	Material Contracts 28

4.11	Intellectual Property 29

4.12	Title to Assets; Real Property 30

4.13	Employee Benefits 31

4.14	Employees 32

4.15	Insurance 33

4.16	Brokers’ and Other Fees of Seller 33

4.17	Banking Facilities 33

4.18	Change of Control Payments 33

4.19	Agreements with Affiliates 34

4.20	Full Disclosure 34

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF SELLER 34

5.1	Formation 34

5.2	Authorization 34

5.3	No Conflicts; Consents 34

5.4	Ownership and Transfer 35

5.5	Investment Purpose 35

5.6	Restricted Securities 35

5.7	Information Made Available to Seller 35

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF BUYER 36

6.1	Organization and Authority 36

6.2	No Conflicts; Consents 36

6.3	Investment Purpose 36

6.4	Restricted Securities 36

6.5	Information Made Available to Buyer 36

6.6	Brokers’ Fees and Other Fees of Buyer 37

6.7	Legal Proceedings 37

ARTICLE 7	COVENANTS 37

7.1	Employees; Benefit Plans; Employment Agreements 37

7.2	Director and Officer Indemnification 38

7.3	Attorney-Client Privilege 39

7.4	Confidentiality 39

7.5	Books and Records 39

7.6	Public Announcements; Confidential Treatment 40

7.7	Further Assurances 40

7.8	Commercially Reasonable Efforts; Notices and Consents 40

7.9	Operation of the Business 40

7.10	Access to Premises 41

7.11	Notice of Developments 42

7.12	Exclusivity 42

7.13	Tax Matters 43

7.14	Change of Control Exclusion Payments and Change of Control Payments 44

7.15	Existence 44

7.16	Seller’s Parent Guaranty 44

7.17	SEI Guaranty 45

7.18	No Additional Representations or Warranties 46

ARTICLE 8	CONDITIONS TO THE CLOSING 46

8.1	Conditions to Buyer’s Obligations 46

8.2	Conditions to Seller’s Obligations 48

ARTICLE 9	SURVIVAL AND INDEMNIFICATION 49

9.1	Survival 49

9.2	Indemnification by Seller 50

9.3	Indemnification by Buyer 50

9.4	Limitations on Indemnification 50

9.5	Indemnification Procedures 52

9.6	Tax Treatment of Indemnity Payments 54

9.7	Equitable Remedies 54

9.8	Sole and Exclusive Remedies 54

9.9	No Special Losses 55

ARTICLE 10	TERMINATION; REMEDIES 55

10.1	Termination of Agreement 55

10.2	Effect of Termination 56

10.3	Remedies for Certain Actions 56

ARTICLE 11	MISCELLANEOUS 56

11.1	Prior Sellers’ Representative 56

11.2	Expenses 56

11.3	Governing Law; Submission to Jurisdiction 57

11.4	Entire Agreement; Amendments and Waivers 57

11.5	Notices 57

11.6	Severability 58

11.7	Binding Effect; Assignment 58

11.8	Counterparts 59

11.9	Waiver of Jury Trial 59

EXHIBITS
Exhibit A    –    Omnibus Assignment and Assumption Agreement
Exhibit B    –    Escrow Agreement
Exhibit C    –    Escrow Disbursement Agreement
Exhibit D    –    Escrow Assignment and Assumption Agreement
Exhibit E    –    Earnout Agreement
Exhibit F    –    Executive Earnout Agreement

SCHEDULES

Schedule 1.1	– Working Capital

Schedule 2.1	– Interests

Schedule 4.3(b)	– Consents and Approvals

Schedule 4.4	– Taxes

Schedule 4.5(a)	– Financial Statements

Schedule 4.5(b)	– Liabilities

Schedule 4.5(c)	– Letters of Credit and Bonds

Schedule 4.5(d)	– Accounts Receivable Reserves

Schedule 4.5(e)	– Indebtedness

v

Schedule 4.6	– Changes or Events

Schedule 4.7	– Litigation and Regulatory Matters

Schedule 4.8	– Permits

Schedule 4.9	– Environmental Matters

Schedule 4.10	– Material Contracts

Schedule 4.11(a)	– Intellectual Property

Schedule 4.11(b)	– Third Party IP Licenses

Schedule 4.11(c)	– Company Confidential Information

Schedule 4.12	– Real Property Leases; Excluded Property

Schedule 4.13	– Benefit Plans

Schedule 4.14	– Employees

Schedule 4.15	– Insurance Policies

Schedule 4.16	– Brokers’ or Other Fees of Sellers

Schedule 4.17	– Banking Facilities

Schedule 4.18	– Change of Control Payments

Schedule 4.19	– Agreements with Affiliates

Schedule 6.2	– Conflicts; Consents

Schedule 7.1	– Employee Benefit Plans; Employment and Other Services Agreements

Schedule 7.1(a)	– Company Continuing Employees

Schedule 7.2	– Director and Officer Indemnification and Insurance

Schedule 7.9(a)	– Conduct of Business; Permitted Activities of Companies

Schedule 8.1(h)	– Regulatory Approvals

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of May 3, 2016, is entered into by and among National Gas & Electric, LLC, a Texas limited liability company (“Seller”); RetailCo, LLC, a Delaware limited liability company (“RetailCo”); Spark HoldCo, LLC, a Delaware limited liability company, on behalf of itself and its wholly-owned subsidiaries, Spark Energy, LLC and Spark Energy Gas, LLC, each of which is a Texas limited liability company (“Buyer”); and Spark Energy, Inc., a Delaware corporation and the parent of Buyer (“SEI”) (each, a “Party”, and collectively, the “Parties”).
RECITALS
WHEREAS, pursuant to the Prior Purchase Agreement (defined below), Seller acquired all of the Interests (defined below) of Major Energy Services LLC, a New York limited liability company (“MES”), Major Energy Electric Services LLC, a New York limited liability company (“MEES”), and Respond Power, LLC, a New York limited liability company (“RP”, and together with MES and MEES, collectively, the “Companies” and each, a “Company”);
WHEREAS, Seller now owns beneficially and of record all of the Interests of the Companies, which constitute all of the issued and outstanding membership interests in the Companies; and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Interests for the Purchase Price and upon the terms and conditions hereinafter set forth (the “Transaction”).
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and the above recitals, which are hereby incorporated by reference, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Certain Definitions. In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“2017 Earnout Stock” means One Hundred Thousand (100,000) Shares and an equivalent number of Units.
“2018 Earnout Stock” means Fifty Thousand (50,000) Shares and an equivalent number of Units.
“2019 Earnout Stock” means Fifty Thousand (50,000) Shares and an equivalent number of Units.

“Actual Closing Working Capital” has the meaning given to it in Section 2.3(b).
“Adjusted EBITDA” means EBITDA calculated in accordance with components thereof as defined in and as calculated under GAAP, subject to (i) any deviations from GAAP as to accounting principles actually applied in accounting for the operations of the Business in periods prior to the Prior Closing Date and (ii) the exclusion, if and to the extent applicable, of any earnings (or losses) of any or all of the Companies which are reasonably attributable directly to: (1) any new acquisitions of Persons or books of business acquired by, or with funding supplied by, Buyer and consolidated with the Business; or (2) Profitability Enhancements. For the purpose of determining Adjusted EBITDA during any Target Year, (i) the base salary (but not any incentive based compensation) for the management employees of the Companies constituting the Senior Management Team (but not Key Employees) earned during any Target Year shall be included as a deduction in determining the earnings of the Companies to the extent not already deducted therefrom, (ii) any expenses incurred for customer acquisition shall be expensed for such Target Year, notwithstanding any election or mandate under GAAP to amortize such expenses over a longer time period, and (iii) mark-to-market hedging transactions shall not be taken into account in any manner. For purposes of further clarification: (i) no sum that is paid out of the Escrow Account shall be taken into account in any manner for the purpose of any determination of Adjusted EBITDA (subject, however, to the next sentence below); and (ii) no charges or fees of any kind (however characterized or accounted for) imposed by Buyer (or any of its Affiliates) on the Companies on account of or in connection with Buyer’s (or any such Affiliate’s) provision thereto of any management, administration, capital raising, lending, banking, investment banking, consulting, advisory, overhead or like services, or of any office or other facilities or premises of any kind, shall be taken into account in any manner for the purpose of any determination of Adjusted EBITDA. In connection with clause (i) in the preceding sentence, it is agreed that expenses paid by the Companies in connection with legal and regulatory settlements of the types for which Buyer is indemnified in respect of Section 4.7, if (A) such expenses are properly includable in the calculation of EBITDA and (B) such expenses are borne by Seller pursuant to such Buyer indemnity right or compensated for by insurance, shall be reversed for the purposes of calculating Adjusted EBITDA.
“Adjusted EBITDA Plan” means, for each Target Year, the following: (i) $20,749,213 for the 2016 Target Year for the twelve (12) months ended December 31, 2016; (ii) $25,003,343 for the 2017 Target Year; and (ii) $27,831,052 for the 2018 Target Year.
“Affiliate” means, with respect to any Person, (a) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of more than 50% of any class of the Equity Interests of, such specified Person, and (c) if such specified Person is an individual, the members of the immediate family of such Person, with the term “control” (including the terms “controlled by” and “under common control with”) being defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Aggregate Earnout Ceiling” has the meaning given to it in the Earnout Agreement.
“Agreement” has the meaning given to it in the preamble to this Agreement.
“Assignment” means the Omnibus Assignment and Assumption Agreement executed by the Parties in the form provided in Exhibit A.
“Benefit Plan” means any pension, benefit, excess benefit, defined benefit, defined contribution, individual account, retirement, supplement retirement income, compensation, profit-sharing, deferred compensation, non-qualified deferred compensation (top hat), incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, voluntary early retirement incentive, vacation, paid time off, fringe-benefit, welfare, or other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Companies for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of such Person or any spouse or dependent of such individual, all of which Benefit Plans shall be set forth on Schedule 4.13.
“Business” means, individually or collectively as the context indicates, the business of the Companies as conducted in prior periods and as of the Closing Date.
“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.
“Buyer” has the meaning given to it in the preamble to this Agreement.
“Buyer Benefit Plans” has the meaning given to it in Section 7.1(c).
“Buyer Indemnified Parties” has the meaning given to it in Section 9.2.
“Buyer’s Transaction Expenses” means all costs, fees, and expenses incurred in connection with or in anticipation of the negotiation, execution, and delivery of this Agreement and the Transaction Documents or the consummation of the Transaction contemplated hereunder (other than payments made to acquire the Interests under or as described in Article 2 of this Agreement), including without limitation all fees and expenses of legal counsel, accountants, consultants, and other experts and advisors so incurred, and any Change in Control Exclusion Payments.
“Cash Installments” has the meaning given to it in Section 2.2(a).

“Cash Installment Adjustments” has the meaning given to it in Section 2.2(a).
“Change of Control Exclusion Payment” means: (a) Buyer’s share of Severance Obligations under Section 7.1(b) and (b) all termination, cancellation or breakage fees due and owing to Pacific Summit Energy LLC as a result of the termination of the agreements between Pacific Summit Energy LLC and the Companies, if any, subsequent to the Closing Date.
“Change of Control Payment” means Seller’s share of any termination, cancellation or breakage fees due and owing to Pacific Summit Energy, LLC prior to Closing as a result of the termination of the agreements between Pacific Summit Energy, LLC and the Companies.
“Closing” has the meaning given to it in Section 3.1.
“Closing Balance Sheet” has the meaning given to it in Section 4.5(a).
“Closing Date” has the meaning given to it in Section 3.1.
“Closing Disbursements” has the meaning given to it in Section 3.2(a).
“Closing Documents” has the meaning given to it in Section 3.2, consisting of the “Closing Documents of Buyer” in Section 3.2(a) and the “Closing Documents of Seller” in Section 3.2(b).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” and “Companies” have the meanings given to them in the first Recital to this Agreement.
“Company Confidential Information” has the meaning given to it in Section 4.11(c).
“Company Continuing Employee” has the meaning given to it in Section 7.1(a).
“Company Intellectual Property” has the meaning given to it in Section 4.11(b).
“Contract” means any oral or written contract, agreement, commitment, undertaking, understanding, binding arrangement, license, sublease, option agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, power of attorney, proxy, and non-competition agreement to which the Companies is a party or to which any of the Companies, or the Business of any of the Companies is otherwise subject.
“Direct Claim” has the meaning given to it in Section 9.5(c).

“Disclosure Schedules” has the meaning given to it in the preamble to Article 4.
“DSS” means Direct Sales Solutions, LLC.
“Earnout” has the meaning given to it in Section 2.2(c).
“Earnout Agreement” means that certain Earnout Agreement dated March 18, 2016 by and among Seller, MES, MEES, RP, and the Prior Sellers’ Representative.
“Earnout Stock” means the aggregate of the 2017 Earnout Stock, the 2018 Earnout Stock and the 2019 Earnout Stock.
“EBITDA” means earnings before interest, taxes, depreciation and amortization calculated in accordance with GAAP.
“Effective Date” means July 1, 2016.
“Employees” mean those Persons employed by the Companies immediately prior to the Closing.
“Environmental Laws” shall mean any applicable federal, state or local law, common law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction as in effect at the Closing Date relating directly or indirectly to: (a) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land); (b) occupational safety and health; or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, protection, release or disposal of hazardous materials or hazardous substances.
“Equity Interest” means: (a) (i) with respect to a limited liability company, any and all shares, interests, participations or other equivalents (however designated) of membership interests of a limited liability company; (ii) with respect to a partnership, any and all partnership interests, units, interests, participation shares or other equivalents (however designated) of partnership interests; and (iii) with respect to a corporation, any and all capital stock, shares and other equivalents (however designated) of equity interests; and (b) securities convertible into or exchangeable for any of the foregoing, and any and all warrants, rights or options to purchase, or obligations of a Person to sell, any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination. All Equity Interests of, issued by, or relating to the Companies are set forth in Schedule 2.1 and are included within the meaning of the term Interests (as defined in Section 2.1).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
“Escrow Account” means the Escrow Account referenced in the Escrow Agreement.
“Escrow Agent” means BBVA Compass Bank, a national banking institution.

“Escrow Agreement” means that certain Escrow Agreement effective March 18, 2016, by and among Seller, the Companies, Prior Sellers’ Representative, and Escrow Agent; attached hereto as Exhibit B, which shall be assigned at Closing by Seller to Buyer pursuant to the prior written consent of Escrow Agent and Prior Sellers’ Representative.
“Escrow Amount” means the sum of money escrowed by Seller (as Buyer therein) under the Escrow Agreement.
“Escrow Assignment and Assumption Agreement” has the meaning given to it in Section 3.2(a)(iii).
“Escrow Disbursement Agreement” means the Escrow Disbursement Agreement among the parties to the Prior Purchase Agreement and attached hereto as Exhibit C that governs the determination of which parties are entitled to disbursements from the Escrow Account.
“Estimated Closing Working Capital” has the meaning given to it in Section 2.3(a).
“Excluded Property” has the meaning given to it in Section 4.12(c).
“Executive Earnout Agreement” means the agreement dated effective April 1, 2016, executed by and between Seller herein and five (5) executives of the Companies (being the Senior Management Team and the two Key Employees) with respect to the sharing of Adjusted EBITDA in excess of the Adjusted EBITDA payable to the Prior Members under the Earnout Agreement.
“Financial Statements” has the meaning given to it in Section 4.5(a).
“Fundamental Representations” has the meaning given to it in Section 9.1.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Body” means any (a) government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof; (b) quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality; (c) non-governmental regulatory authority governing the industry in which the Business is engaged; (d) arbitrator, mediator, panel, or similar authority under any alternative dispute resolution tribunal; or (e) court or tribunal in any jurisdiction.
“Guaranty Obligation” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the effect of guaranteeing any Indebtedness or any other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any direct or indirect obligation of such Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation; (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation; (c) to maintain working capital, equity capital, net worth, solvency, liquidity or any level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (d) entered into for the purpose of assuring in any other manner the owner of such Indebtedness or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof, in whole or in part.
“Hazardous Material” means (a) any material, substance or waste (whether liquid, gaseous or solid) that (i) requires investigation, removal, remediation, creates liability or standards of care, or requires reporting or other response action, under any Environmental Law, or is listed, classified or regulated as a “hazardous waste” or as a “hazardous substance” (or other similar term) pursuant to any Environmental Law or (ii) is regulated under applicable Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous; and (b) any petroleum product or by-product, petroleum-derived substances, wastes or breakdown products, radioactive material (including any naturally occurring radioactive material), asbestos, lead-based paint or polychlorinated biphenyls solely to the extent regulated under applicable Environmental Laws.
“Indebtedness” of any Person at any date, without duplication, means:
(a)    all indebtedness of such Person for borrowed money;
(b)    all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
(c)    all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);
(d)    all obligations of such Person in respect of the deferred purchase price of Property or services that would be shown as a long-term liability on the liability side of the balance sheet of such Person in accordance with GAAP;
(e)    all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP;
(f)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person;

(g)    all obligations of such Person, contingent or otherwise, as an account party or applicant under any bankers’ acceptance, surety or other bond, letter of credit, letter of guaranty or similar facility;
(h)    all Guaranty Obligations of such Person in respect of obligations of the kind referred to in subsections (a) through (g) above; and
(i)    all obligations of the kind referred to in subsections (a) through (h) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.
“Independent Accounting Firm” means an independent accounting or auditing firm of national or regional recognition that is reasonably acceptable to and agreed upon by Buyer and Seller in writing.
“Insurance Policies” has the meaning given to it in Section 4.15.
“Intellectual Property” means any and all intellectual property rights of a Person (statutory or common law), including any works of authorship, inventions (whether patentable or not), inventions, protected disclosures, industrial models, industrial designs, utility models and certificates of invention, designs (including graphics, label and artistic designs), all United States and foreign patents and patent applications (including provisional patent applications, continuations, continuations-in-part, reexaminations, reissues and the like), trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, names, product designs, product packaging, business or product names and logos together in all cases with related intangible value, domain names, pricing and cost information, business and marketing plans, business proposals, schematics, technical information, technology, manufacturing and engineering information, know-how, and computer software programs or applications, source codes, object codes, data files and records, application programming interfaces, architecture, compositions, articles of manufacture, processes, systems, methodologies, apparatus, data, writings and works of authorship, drawings and other tangible items, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, lists of suppliers, vendors, customers, brokers, agents and distributors, and other trade secrets, whether registered or not, including without limitation the Registered Intellectual Property, Third Party Licenses, and Company Confidential Information set forth in Schedules 4.11(a), 4.11(b), and 4.11(c), respectively.
“Interests” has the meaning given to it in Section 2.1.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
“Key Employee” means Levi Moeller and David Sobel.

“Knowledge of Seller”, “Seller’s Knowledge” and phrases of similar import mean the actual knowledge of any of Todd Gibson, David Hennekes, Paul Konikowski, Saul Horowitz, Mark Wiederman, Gary Lancaster, and Dan Alper, in each case, after due inquiry.
“Law” means any applicable foreign, federal, state or local law, statute, code, ordinance, rule, regulation, Order, ordinance, requirement, or other legal requirement.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.
“Legal Requirements” mean compliance with any applicable Contract, Governmental Body, Law, Legal Proceeding, Order, or Organizational Document.
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, easement, servitude, option, preemptive right, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.
“Litigation and Regulatory Losses” has the meaning given to it in Section 9.4(b).
“Litigation Credit” means a credit towards the Purchase Price in the amount of Five Million Dollars ($5,000,000.00).
“Losses” has the meaning given to it in Section 9.2.
“Losses Threshold” has the meaning given to it in Section 9.4(a).
“material” or other similar qualifier regarding materiality, material respects or the like, when used in connection with any activity, compliance, item, matter or circumstance relating to the Business, or any Company, means “material to the Business taken as a whole.”
“Material Adverse Effect” means any event, occurrence, fact, circumstance, change, development, event, occurrence, condition (financial or otherwise), or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect on (i) the Companies taken as a whole, the Business conducted by the Companies taken as a whole, or the results of operations or financial condition of the Companies taken as a whole, or (ii) the ability of Seller to consummate the Transaction contemplated hereunder. The term Material Adverse Effect does not mean, include or apply to changes or events (a) generally affecting the economy, (b) generally affecting the industry in which the Companies are engaged, (c) as a result of any changes in accounting rules or principles, including changes in GAAP, (d) as a result of any actions required by this Agreement, or (e) resulting from the actions to be taken pursuant to or in accordance with this Agreement, the Transaction Documents, the consummation of the Transaction contemplated hereunder, or the announcement of the consummation of this Agreement. Notwithstanding the preceding sentence, in the case of the changes or events contemplated in clause (a), (b) or (c) thereof, such changes or events shall not qualify as a Material Adverse Effect if such changes or events, individually or in the aggregate, will not disproportionately affect the Companies taken as a whole, as compared to the effect of similar changes or events on third parties operating similarly situated businesses.
“Material Contracts” has the meaning given to it in Section 4.10(b).
“MEES” has the meaning given to it in the first Recital to this Agreement.
“MES” has the meaning given to it in the first Recital to this Agreement.
“New Employment Agreements” has the meaning given to it in Section 7.1(d).
“Non-Party Affiliates” has the meaning given to it in Section 7.18(c).
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Companies consistent with past practices and does not require authorization by the directors or members of any Company.
“Organizational Document” means, for any Person: (a) the articles or certificate of formation or incorporation (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the formation, organization or governance of such Person; or (d) any amendment to any of the foregoing.
“Pacific Summit Agreements” mean the operating agreements, security agreements, and the Pacific Summit Omnibus Amendment and Agreement.
“Pacific Summit Omnibus Amendment and Agreement” means that certain Omnibus Amendment and Agreement by and among Pacific Summit Energy, LLC, MES, MEES, RP, and Seller dated April 13, 2016.
“Party” means any Person who is a party to this Agreement and “Parties” means all such Persons, collectively.
“Permits” mean all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from any Governmental Body.
“Permitted Encumbrances” mean (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or that are being contested in good faith by appropriate procedures, and, in each case, for which a bond has been posted or adequate reserves have been established in accordance with GAAP and reflected in the Financial

Statements; (ii) mechanics’, carriers’, workers’, repairers’, materialmens’, and similar Liens arising or incurred in the Ordinary Course of Business for which the Business would be responsible, but that are not yet delinquent or that are being contested in good faith by appropriate procedures, and, in each case, for which a bond has been posted or adequate reserves have been established in accordance with GAAP and reflected in the Financial Statements; (iii) easements, rights of way, zoning ordinances, and other similar encumbrances affecting Real Property leased for the Business; (iv) other than with respect to leased Real Property, liens arising under original purchase price conditional sales contracts, and equipment leases with third parties entered into in the Ordinary Course of Business, the financial obligations of which are contained in the Financial Statements; and (v) any liens and other encumbrances under the Pacific Summit Agreements in the event the Pacific Summit Agreements remain in force and effect after Closing.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Pre-Closing Tax Period” has the meaning given to it in Section 4.4(a).
“Prior Closing Date” means the closing of the Prior Transaction on April 15, 2016.
“Prior Members” means the persons and entities that collectively owned the Interests in the Companies that were sold to Seller herein (and Buyer therein) under the Prior Purchase Agreement, the classification of which and respective ownership shares of which were more fully described in Schedule 2.1 of said Prior Purchase Agreement.
“Prior Purchase Agreement” means the Membership Interest Purchase Agreement dated as of March 18, 2016, entered into by and among National Gas & Electric, LLC as Buyer; Major Energy Services LLC, Major Energy Electric Services LLC, and Respond Power, LLC as the Companies; each of the Prior Members of the Companies as Sellers and Saul Horowitz as sellers’ representative, including all Schedules and Exhibits thereto.
“Prior Sellers’ Representative” means Saul Horowitz.
“Prior Transaction” means the closing of the sale of the Interests in the Companies from the Prior Members to Seller, effective April 1, 2016, under the terms of the Prior Purchase Agreement.
“Profitability Enhancements” means, in the context of exclusions from the calculation of Adjusted EBITDA, earnings generated after the Prior Closing Date from sources outside of the ordinary course of business of the Business as conducted with respect to any or all of the Companies prior to the Prior Closing Date, primarily due to, although not exclusively limited to, new investments, such as, by way of illustration and not of limitation, acquisitions of companies or books of business from third party energy service companies or green energy sources.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether tangible or intangible, including Equity Interests, Intellectual Property, and Real Property.
“Purchase Price” has the meaning given to it in Section 2.2(a).
“Qualified Benefit Plan” has the meaning given to it in Section 4.13(c).
“RP” has the meaning given to it in the first Recital to this Agreement.
“Real Property” means any (a) interest in land and (b) any options, agreements or other interests related to the foregoing.
“Registered Intellectual Property” has the meaning given to it in Section 4.11(a).
“RetailCo” has the meaning given to in the preamble to this Agreement.
“SEI” has the meaning given to it in the preamble to this Agreement.
“SEI Guaranty” has the meaning given to it in Section 7.17.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning given to it in the preamble to this Agreement.
“Seller Indemnified Parties” has the meaning given to it in Section 9.3.
“Seller’s Parent Guaranty” has the meaning given to it in Section 7.16.
“Seller’s Severance Obligations” has the meaning given to it in Section 4.14(c).
“Seller’s Transaction Expenses” means all costs, fees, and expenses incurred in connection with or in anticipation of the negotiation, execution, and delivery of this Agreement and the Transaction Documents or the consummation of the Transaction contemplated hereunder to the extent such costs, fees, and expenses are payable by or reimbursable by any Company, including (i) all brokerage fees, commissions, finders’ fees or financial advisory fees so incurred; and (ii) all fees and expenses of legal counsel, accountants, consultants, and other experts and advisors so incurred.
“Senior Management Team” means Saul Horowitz, Moshe (Mark) Wiederman, and Daniel Alper.
“Severance Obligations” means any bonus, severance, retention, incentive, or other payment or form of compensation that is created, accelerated, accrues or becomes payable by any Company to any present or former director, owner, manager, member, employee or consultant thereof, including any payment made pursuant to any Benefit Plan or any other Contract, including any Taxes due from any Company payable on or triggered by any such payment (other than payments made to acquire the Interests under or as described in Article 2 of this Agreement) as more fully described in Section 4.14.
“Shares” means shares of SEI Class B Common Stock, $0.01 par value per share.
“Stock” means 2,000,000 Shares and an equivalent number of Units.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the stock or other Equity Interests, the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.
“Target Working Capital” has the meaning given to it in Section 2.2(a).
“Target Year” has the meaning given to it in the Earnout Agreement.
“Target Year Earnout Ceiling” has the meaning given to it in the Earnout Agreement.
“Tax” or “Taxes” means (a) any taxes, charges, levies or other similar assessments or liabilities, including income, gross receipts, profits, licenses, capital stock, franchise, ad valorem, value added, excise, environmental, real property, personal property, sales, use, transfer, service, use, customs duty, withholding, social security, employment, payroll, franchise, escheat or other obligation with respect to unclaimed property, disability, unemployment, alternative or add-on minimum taxes or other taxes, fees, assessments or charges of any kind whatsoever imposed by the United States or any state or local government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof; (b) any obligation with respect to any item described in (a) as a result of being part of a consolidated, combined or similar group of entities; and (c) any obligation with respect to obligations of another Person described in (a) or (b) imposed by Law or contract, including liability as a successor, transferee or indemnitor.
“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, any amendment thereof and any related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Company or any Affiliate thereof.
“Taxing Authority” means the IRS or any other Governmental Body responsible for the administration of any Tax.

“Tax Sharing Agreement” means any existing written or unwritten agreement or arrangement binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing, assignment or payment of any Tax liability or benefit or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any person’s Tax liability.
“Termination Date” has the meaning given to it in Section 10.1(c).
“Third-Party Claim” has the meaning given to it in Section 9.5(a).
“Third Party Licenses” has the meaning given to it in Section 4.11(b).
“Transaction” has the meaning given to it in the third Recital to this Agreement.
“Transaction Documents” means this Agreement, the Assignment, the Escrow Agreement, the Escrow Assignment and Assumption Agreement, the Escrow Disbursement Agreement, the Earnout Agreement (attached hereto as Exhibit E), and the Executive Earnout Agreement (attached hereto as Exhibit F).
“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations shall include or mean, if and where appropriate, the corresponding successor provision.
“Units” means the membership units of Buyer.
“Unused Litigation Reserve” has the meaning given to it in Section 9.4(b)(i).
“Working Capital” means, as of a given date, the current assets of the Companies minus the current liabilities of the Companies calculated in accordance with GAAP as consistently applied by the Companies during the periods prior to the Closing Date in preparing the Financial Statements (and taking into account any deviations from GAAP consistently employed thereby during such period). For purposes of clarification, Working Capital as of a given date shall consist of (i) the currents assets line items set forth on Schedule 1.1 as of such date (which for the avoidance of doubt will include cash or marketable securities, accounts receivable (other than those specifically excluded from such definition below), miscellaneous receivables, inventory, prepaid current assets (including prepaid expenses and the current portion of deposits), minus (ii) the current liabilities of the Companies comprising the line items set forth on Schedule 1.1 as of such date (which for the avoidance of doubt will include accounts payable, accrued liabilities, and other current liabilities, including Indebtedness owed by the Companies to the Persons identified on Schedule 4.5(d)). The Companies’ current liabilities (as well as said Schedule 1.1) shall nonetheless exclude any and all collateral posted with utilities, including without limitation collateral posted under the Pacific Summit Agreements. For all purposes herein, the “Working Capital” of the Companies shall include, in the classification of current liabilities as of the Closing Date, all amounts of accrued but unpaid payroll and payroll taxes (in accordance with GAAP), regardless of the amounts accrued therefor on the Company’s balance sheet. For all purposes herein, the “Working Capital” of the Companies shall exclude, by mutual agreement of the Parties, the following items from current assets and current liabilities, as applicable, to the extent included on the consolidated books and records of the Companies: (a) risk management transactions designed to mitigate the impact of changes in the price of natural gas and/or electricity, including the market-to-market position of all hedging transactions on the book of all customer accounts; (b) assets included in current assets that should properly be classified as long term assets, including without limitation deferred tax liabilities, or for which no realizable value exists in the foreseeable future (such as certain deferred tax assets or prepaid deposits); (c) accounts receivable from DSS; (d) accounts receivable which are over 120 days old; or (e) receivables referred to as net of deductibles, allowances, or similar offsets, or which are otherwise regarded as bad or uncollectible accounts receivable net of the reserves established therefor in the latest Financial Statements. For purposes of further clarification, no sum that this Agreement requires to be paid out of the Escrow Account shall be taken into account in any manner for the purpose of any determination of Working Capital.
1.2    Other Definitional and Interpretive Matters.
(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(ii)    Exhibits/Schedules. The Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated and made a part hereof as if set forth in full herein and are considered to be an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall be defined as set forth in this Agreement.
(iii)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” shall mean the corresponding Section of this Agreement, unless otherwise specified or unless the context of its usage otherwise requires.
(iv)    Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(v)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if: (a) there is a separately identified reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation; (b) such item is otherwise separately identified and specifically set forth on the balance sheet or financial statements; or (c) such item is separately identified and reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as having been jointly drafted by the Parties and no presumption or burden of proof shall arise that favors or disfavors any Party hereto by virtue of the authorship of any specific provision of this Agreement.
ARTICLE 2
SALE AND PURCHASE OF EQUITY INTERESTS; PURCHASE PRICE
2.1    Sale and Purchase of Interests. Upon the terms contained herein, on the Closing Date, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s issued and outstanding membership interests in each of the Companies, which are as set forth on Schedule 2.1 hereto (collectively, the “Interests”) and which Seller represents to collectively constitute all of the issued and outstanding Equity Interests in each of the Companies as of the date of execution of this Agreement, the Effective Date, and Closing.
2.2    Purchase Price; Escrow; Earnout.
(a)    Purchase Price. The consideration for purchase of the Interests (the “Purchase Price”) shall be equal to the sum of:  (i) the Stock and the Earnout Stock, plus (ii) assumption of Seller’s obligation with respect to the Unused Litigation Reserve (as more fully set forth in Section 9.4(b)) plus (iii) assumption of Seller’s obligation with respect to three (3) annual cash installments of Five Million and No/100 Dollars ($5,000,000.00) each (“Cash Installments”), subject to certain potential adjustments (“Cash Installment Adjustments”), under the Prior Purchase Agreement less a credit for Seller’s proportionate share thereof based upon the actual final calculations of Adjusted EBITDA net of adjustments for the first of such Cash Installments, as adjusted, for the second quarter of calendar year 2016 in proportion to the calculations for the second, third, and fourth quarters of calendar year 2016 plus (iv) the targeted Working Capital of the Companies of $0.00 (the “Target Working Capital”), payable in cash, subject to adjustment as provided in Section 2.3, plus (v) assumption of Seller’s obligation with respect to the Earnout as provided in Section 2.2(c) under the Prior Purchase Agreement less a credit for Seller’s proportionate share thereof based upon the actual final calculations of Adjusted EBITDA net of adjustments for the Earnout for 2016, as adjusted, for the second quarter of calendar year 2016 in proportion to the calculations for the second, third, and fourth quarters of calendar year 2016, plus (vi) assumption of Seller’s obligation with respect to the Executive Earnout as provided under the Executive Earnout Agreement less a credit for Seller’s proportionate share thereof based upon the calculations for the Executive Earnout for 2016, as adjusted, for the second quarter of calendar year 2016 in proportion to the calculations for the second, third, and fourth quarters of calendar year 2016.  Seller shall pay the amount of any “credits” described in this Section 2.2(a)(iii), (v) and (vi) in cash to Buyer within five (5) Business Days of the final determination of such amounts.
The Cash Installments shall be paid to the Prior Members by Buyer and shall (A) be payable on or before March 31, 2017, March 31, 2018, and March 31, 2019, (B) never exceed the face amount of such Cash Installment in respect of the just-ended calendar year, and (C) be subject to potential reduction (and any such reduction(s) shall be subject to potential make-up in future calendar years) or potential roll-over of excess (for make-up of any reduction(s) from prior calendar years) as follows: (i) if the Adjusted EBITDA for the Target Year exceeds $20,000,000, but is less than the Adjusted EBITDA Plan for said Target Year, then the Cash Installment shall be multiplied by a fraction, the numerator of which is the actual dollar amount of Adjusted EBITDA achieved in such Target Year and the denominator of which is the dollar amount of the Adjusted EBITDA Plan for such Target Year; (ii) if the Adjusted EBITDA for such Target Year is less than $20,000,000, then the Cash Installment shall be further reduced on a dollar-for-dollar basis for every dollar less than $20,000,000; provided, however, that in no event shall the total reduction under the foregoing clauses (i) and (ii) exceed $5,000,000.00; or (iii) if the Adjusted EBITDA for the Target Year exceeds the Adjusted EBITDA Plan for said Target Year, then the Cash Installment shall be multiplied by a fraction, the numerator of which is the actual dollar amount of Adjusted EBITDA achieved in such Target Year and the denominator of which is the dollar amount of the Adjusted EBITDA Plan for such Target Year and the cash in excess of $5,000,000.00 shall be credited toward make-up of any reduction(s) from prior calendar years.
(b)    Escrow. Subject to and pursuant to the terms of Prior Purchase Agreement and the Escrow Agreement, Seller herein deposited the Escrow Amount with the Escrow Agent as security for the payment of (i) any Working Capital Adjustment owed by Seller pursuant to Section 2.3 below and (ii) any claim or claims for indemnification of Losses in accordance with Article 9 of this Agreement, and at the Closing of the Transaction hereunder Seller shall transfer all rights and obligations for indemnity under Article 9 to access the Escrow Amount for the Working Capital Adjustment and under the Escrow Agreement to Buyer pursuant to Section 2.4 below.
(c)    Earnout. As part of the Purchase Price payable at Closing, Buyer shall be obligated to assume the obligation of Seller to pay the Prior Members (subject to the Target Year Earnout Ceiling and the “Aggregate Earnout Ceiling”), the applicable Earnout Percentage of the Adjusted EBITDA (the “Earnout”) earned by the Companies, on a consolidated basis, for each Target Year subject to the credits in Section 2.2(a). The terms and conditions governing the Earnout are more fully set forth in the Earnout Agreement.

(d)    Earnout Stock. If the Target Year Earnout Ceiling for the 2016 Target Year is achieved and payable to the Prior Members under the Earnout Agreement, then the Seller shall be entitled to the 2017 Earnout Stock. If the Target Year Earnout Ceiling for the 2017 Target Year is achieved and payable to the Prior Members under the Earnout Agreement, then the Seller shall be entitled to the 2018 Earnout Stock. If the Target Year Earnout Ceiling for the 2018 Target Year is achieved and payable to the Prior Members under the Earnout Agreement, then the Seller shall be entitled to the 2019 Earnout Stock. The 2017 Earnout Stock, 2018 Earnout Stock, and/or 2019 Earnout Stock, if due pursuant to this Section 2.2(d), shall be issued to Seller by SEI and Buyer on the same date as the Earnout Payment is made for the respective Target Year under this Section 2.2(d).
2.3    Purchase Price Adjustment.
(a)    Determination of the Purchase Price on the Closing Date. No later than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a good faith estimate of the Working Capital of the Companies, on a consolidated basis, as of the Closing Date (the “Estimated Closing Working Capital”). This estimate shall be prepared in accordance with GAAP in all material respects and in a manner consistent with the procedures, practices, methodologies, and standards used by the Companies in the preparation of their financial statements. Seller shall permit Buyer and its representatives and advisors reasonable access to the books and records, accountant’s work papers, personnel, and facilities of Seller and the Companies in order for Buyer to complete its review of the Estimated Closing Working Capital and the calculations implicit therein for the purpose of resolving any disputes with respect thereto. Such access shall be at such times and in such a manner as shall not unreasonably interfere with the Companies’ operation of the Business. If the Estimated Closing Working Capital is less than the Target Working Capital, the Purchase Price payable at Closing by Buyer shall be reduced on a dollar-for-dollar basis by such difference below the Target Working Capital. If the Estimated Closing Working Capital is greater than the Target Working Capital, the Purchase Price payable at Closing by Buyer shall be increased on a dollar-for-dollar basis by such excess above the Target Working Capital. If Buyer and Seller are unable to agree on the Estimated Closing Working Capital, the Closing shall be delayed until such time as the Parties mutually agree on the Estimated Closing Working Capital.
(b)    Adjustments after the Closing Date. Within one hundred fifty (150) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement reflecting the calculation of the Working Capital as of the Closing Date (the “Actual Closing Working Capital”). This calculation shall be prepared in accordance with GAAP and in a manner consistent with the procedures, practices, methodologies, and standards used by the Companies in prior periods in the preparation of the Financial Statements. The Actual Closing Working Capital shall be based on and calculated using data and receipts received subsequent to the Closing Date covering the time period prior to the Closing Date. Buyer shall permit Seller and its representatives and advisors reasonable access to the books and records, accountant’s work papers, personnel, and facilities of Buyer and the Companies in order for Seller to complete its review of the statement of the Actual Closing Working Capital and the calculations implicit therein for the purpose of resolving any disputes with respect thereto. Such access shall be at such times and in such a manner as shall not unreasonably interfere with the Companies’ operation of the Business.
(c)    Review by Sellers. Seller shall have thirty (30) days from the date Buyer delivers the statement required in Section 2.3(b) to dispute the calculation of the Actual Closing Working Capital by providing Buyer with written notice of such dispute. If Seller has not given written notice of any objections to the calculation of the Actual Closing Working Capital during such thirty (30) day period, then Buyer’s calculation shall be deemed to be agreed upon by the Parties, and the adjustments contemplated by clause (d) below, if any, shall be made based on such statement. If Seller gives Buyer written notice of objection within such thirty (30) day period, then the Parties shall attempt to resolve their dispute through direct discussion. If the Parties are unable to resolve their dispute within fifteen (15) days from the date a written notice of dispute is delivered, then the items remaining in dispute shall be submitted to the Independent Accounting Firm. Buyer and Seller shall each be entitled to submit supporting arguments and work papers to the Independent Accounting Firm in support of their respective positions. The Independent Accounting Firm shall proceed to resolve the issues in dispute employing such procedures and conducting such investigations or inquiries as it deems necessary. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accounting Firm shall only decide the specific items under dispute. The Independent Accounting Firm shall make its final determination with respect to the dispute within forty-five (45) days of its engagement, and such report shall be final and binding on the Parties, absent fraud, intentional misconduct or manifest error. The fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of unsuccessfully disputed items submitted by each such Party (as finally determined by the Independent Accounting Firm) bears to the total amount of disputed items so submitted. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.
(d)    Adjustment to Purchase Price. Upon final determination of the Actual Closing Working Capital, the Purchase Price shall be adjusted. If the Actual Closing Working Capital is less than the Estimated Closing Working Capital, the Purchase Price shall be decreased by such difference and Seller shall pay to Buyer the amount of such difference from the Working Capital Escrow Account. If the funds allocated from the Escrow Amount to the Working Capital Escrow Account portion of the Escrow Amount, are insufficient to satisfy such deficiency, then the pour-over provisions of the Litigation Escrow Account shall apply; provided, however, that any remaining deficiency shall be satisfied by deductions from the Earnout. If the Actual Closing Working Capital is greater than the Estimated Closing Working Capital, the Purchase Price shall be increased by such excess. Any payments required to be made by a Party pursuant to this Section 2.3(d) shall be made in cash to the applicable Party within five (5) Business Days of the final determination of the Actual Closing Working Capital. Any payment obligations under this Section 2.3(d) shall give effect to any adjustments to the Purchase Price made on the Closing Date pursuant to Section 2.3(a) based on the Estimated Closing Working Capital.

2.4    Escrow. At Closing under the terms set forth in the Escrow Assignment and Assumption Agreement, Seller shall assign to Buyer all of its rights and obligations with respect to the Escrow Amount, which shall be held in escrow by the Escrow Agent on behalf of Buyer and the Prior Members in accordance with the Escrow Agreement. The Escrow Amount shall be held and released by the Escrow Agent to the Prior Members or Buyer in accordance with the directions provided to the Escrow Agent or as otherwise provided in the Escrow Agreement in accordance with the terms and conditions of the Escrow Disbursement Agreement.
2.5    Withholding. Buyer or the appropriate withholding agent shall, following notice to, and agreement of Seller (such agreement not to be unreasonably withheld, conditioned or delayed), be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable under this Agreement, the Transaction Documents, or under the Escrow Agreement any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld. To the extent that any such amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 3
CLOSING
3.1    Closing Date. The closing of the sale and purchase of the Interests provided for in Section 2.1 hereof (the “Closing”) shall take place, at 9:00 a.m. Central Time at the offices of Buyer at a time and date agreed to by the Parties (the “Closing Date”), but not later than July 15, 2016, unless otherwise extended by mutual agreement of the Parties.
3.2    Transaction to be Effected at the Closing.
(e)    At Closing, Buyer shall deliver the following documentation (collectively, the “Closing Documents of Buyer”) (the “Closing Disbursements”), or shall take the following actions:
(i)    cause to be issued in the name of Seller the Shares, fully paid and non-assessable with such restrictive legends as may be necessary to issue such Shares in a private placement;
(ii)    cause to be issued in the name of Seller the Units, along with any amendments to Buyer’s Organizational Documents that are necessary to evidence Seller’s admission as a member of Buyer;
(iii)    to the Escrow Agent, with a copy to Prior Sellers’ Representative, the Escrow Assignment and Assumption Agreement, in the form provided in Exhibit D, reflecting the assignment by Seller to Buyer of all of its rights in and to the Escrow Agreement, including the Escrow Amount (the “Escrow Assignment and Assumption Agreement”), in exchange for Buyer’s agreement to be bound by the terms and conditions of the Escrow Agreement, together with the prior written consent of both the Escrow Agent and Prior Sellers’ Representative (or, in the

alternative, execution of a replacement Escrow Agreement between and among Buyer, Escrow Agent, and Prior Sellers’ Representative);
(iv)    the Assignment;
(v)    to Seller, the Closing Certificates contemplated in Section 8.2(d), duly executed by Buyer;
(vi)    to Seller, a counterpart of each Transaction Document (other than this Agreement) to which Buyer is a Party, duly executed by Buyer;
(vii)    to Seller, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction contemplated hereby;
(viii)    to Seller, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder, including without limitation the Transaction Documents; and
(ix)    to Seller, the written consent of the Prior Sellers’ Representative to the Assignment.
(f)    At Closing, Seller shall deliver the following documentation (collectively, the “Closing Documents of Seller”) to Buyer at Closing:
(i)    the Closing Certificates contemplated in Section 8.1(d), duly executed by Seller;
(ii)    a counterpart of each other Transaction Document (other than this Agreement) to which Seller is a Party, duly executed by Seller; and
(iii)    the Assignment.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES
Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), Seller hereby makes the following representations and warranties to Buyer:

4.1    Organization, Authority and Qualification.
True and complete copies of the Organizational Documents of each Company have been furnished by Seller to the Buyer and:
(g)    Each Company is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of New York and has all necessary power and authority under its Organizational Documents to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it is currently conducted.
(h)    Each Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties now owned, operated or leased by it and to carry on its Business as it is currently conducted requires such qualification.
(i)    Each Company has the requisite power and authority under its Organizational Documents to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform fully its obligations hereunder and thereunder, and to consummate the Transaction contemplated hereby and thereby. The execution and delivery by each Company of this Agreement and the Transaction Documents to which it is a Party, the performance by such Company of its obligations hereunder and thereunder, and the consummation by such Company of the Transaction contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Company. This Agreement and the Transaction Documents to which each Company is a Party have been duly executed and delivered by such Company and, assuming the due authorization, execution and delivery hereof and thereof by the other Parties thereto, constitute the valid and binding obligations of such Company, enforceable against such Company, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and by general principles of equity.
4.2    Capitalization.
(a)    The outstanding Equity Interests of each Company are as described on Schedule 2.1 and consist of the number of corresponding units of membership interest described therein. All such units have been duly authorized and are validly issued, fully paid, and non-assessable. None of such units are represented by any certificates or like instruments.
(b)    Except as set forth in Schedule 2.1, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interest units of any Company or obligating any Company to issue or sell any membership interest units of, or any other interest in, any Company. Except as set forth in Schedule 2.1, no Company has outstanding or authorized any membership interest unit appreciation, phantom equity, profit participation or similar rights.
(c)    No Company has any Subsidiaries.
4.3    Conflicts.
(a)    Neither the execution or delivery by Seller of this Agreement nor the consummation of the sale of the Interests does or will (with or without the passage of time or giving of notice): (i) constitute a breach of or violate or give rise to or create any right or obligation under the Organizational Documents of any Company; (ii) violate any applicable Law or Order; or (iii) subject to Section 4.3(b), and except as set forth on Schedule 4.3(b), constitute a breach or violation of or a default under or give rise to or create any right of any Person to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to any Company or result in the creation of any Lien on any assets of any Company under any Contract to which any Company is a party or by which any asset of any Company is bound, except where such a breach, violation, default, conflict or right under clause (ii) or (iii) above does not constitute a Material Adverse Effect on the Business of the Companies.
(b)    The execution, delivery and performance of this Agreement by Seller does not require any consent or approval of, or filing with, any Person or Governmental Authority other than (i) the consents, approvals and filings identified on Schedule 4.3(b), and (ii) such consents, approvals or filings that, if not obtained or made (as applicable) would not in the aggregate have a Material Adverse Effect.
4.4    Taxes. Except as set forth in Schedule 4.4:
(a)    Each Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by it in all jurisdictions in which such returns are required to be filed. Such Tax Returns are true, complete and correct in all material respects and, accordingly, accurately and correctly reflect the Taxes of such Company for the periods covered thereby. No Company is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by each Company which are attributable to the Pre-Closing Tax Periods either (i) shall have been paid as of the Closing Date, whether or not such Taxes are shown to be payable on such Company’s Tax Returns or on subsequent assessments thereto, or (ii) are or shall be accrued on the Financial Statements. The term “Pre-Closing Tax Period” means all taxable periods or portions thereof ending on or prior to the Closing Date.
(b)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Company.
(c)    There are no ongoing Legal Proceedings by any Taxing Authority against any Company. There is no dispute or claim concerning any liability relating to Taxes of any Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. No examination or audit of any Tax Return of any Company by any Governmental Body is currently in progress or, to Seller’s Knowledge, threatened or contemplated.
(d)    No Company is a party to any Tax Sharing Agreement.
(e)    All Taxes that the Companies are obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.
(f)    No Company has taken any action that would have the effect of deferring any liability for such Company’s Taxes from any taxable period ending on or before the Closing Date to any taxable period ending thereafter.
(g)    Each Company has at all times since its formation been properly classified as either a partnership or a disregarded entity for United States federal income tax purposes.
4.5    Financial Statements.
(a)    Set forth on Schedule 4.5(a) are (i) the audited balance sheets of the Companies on a consolidated basis at December 31, 2013, and December 31, 2014, (ii) the unaudited balance sheet of the Companies on a consolidated basis at December 31, 2015, (iii) the audited income statements of the Companies on a consolidated basis for the fiscal years ended December 31, 2013, and December 31, 2014, (iv) the unaudited income statement of the Companies on a consolidated basis for the fiscal year ended December 31, 2015, (v) the unaudited balance sheet of the Companies on a consolidated basis at December 31, 2015 (the “Closing Balance Sheet”), (vi) the unaudited income statement of the Companies on a consolidated basis for the quarter ended March 31, 2016, and (vii) the unaudited balance sheet of the Companies on a consolidated basis for the quarter ended March 31, 2016 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP in all material respects and consistently applied throughout the specified periods and present fairly, in all material respects, the financial condition and results of operations of the Companies on a consolidated basis as of the dates and for the periods indicated, except that the unaudited statements of the Companies included in the Financial Statements do not include all of the notes thereto which may be required by GAAP and are subject to customary year-end adjustments.
(b)    No Company has any liabilities, obligations or commitments of any kind whatsoever required by GAAP to be set forth on a financial statement, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except for (i) liabilities accrued or reserved as set forth in the most recent Financial Statements, (ii) liabilities incurred in the Ordinary Course of Business since the date of the most recent Financial Statements (which in the aggregate are not material), and (iii) any other material liabilities set forth on Schedule 4.5(b).
(c)    Except as set forth on Schedule 4.5(c), no Company has any outstanding letters of credit, surety or other bonds to which such Company is a party.

(d)    All Indebtedness of each Company is described on Schedule 4.5(d). Except with respect to the Indebtedness that is described on Schedule 4.5(d) or is otherwise reflected on the Closing Balance Sheet, no Company has any outstanding Indebtedness as of the Closing.
(e)    Except as set forth in Schedule 4.5(e), the accounts receivable reflected on the date of the latest Financial Statements and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Companies involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with GAAP and past practice; (ii) constitute only valid, undisputed claims of the Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with GAAP and past practice; and (iii) are collectible in full within ninety (90) days after billing. The reserves for bad debts shown on the latest Financial Statements, or with respect to accounts receivable arising after the date of the latest Financial Statement, on the accounting records of the Companies have been determined in accordance with GAAP and past practice, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. Since the date of the latest Financial Statement, except as set forth on Schedule 4.5(e) hereto, no event has occurred that would, under prior practices in effect when such Financial Statement was prepared and GAAP, require a material increase in the reserves for bad debts. There is no contest, claim or right of set-off with any account debtor relating to the amount or validity of any account receivable other than those which do not exceed, in the aggregate, the reserve for uncollectible accounts contained in the latest Financial Statements.
4.6    Absence of Certain Changes or Events. Since the date of the most recent Financial Statements, the Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed in Schedule 4.6:
(a)    none of the Companies has (i) amended its Organizational Documents, (ii) amended any term of its outstanding Equity Interests or other securities or (iii) issued, sold, granted, or otherwise disposed of its Equity Interests or other securities, except to reflect the change in ownership of the Companies pursuant to the Prior Transaction;
(b)    none of the Companies has become liable in respect of any material guarantee or has incurred, assumed or otherwise become liable in respect of any material Indebtedness;
(c)    none of the Companies has permitted any of its assets to become subject to a material Lien other than a Permitted Encumbrance;
(d)    none of the Companies has (i) made any declaration of, set aside or paid any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its Equity Interests or (ii) entered into, or performed, any transaction with, or for the individual and direct benefit of, Seller or an Affiliate of Seller;

(e)    there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material asset of the Companies;
(f)    none of the Companies has instituted any new, or modified any existing, material severance or termination pay practices;
(g)    none of the Companies has made any material change in its methods of accounting or accounting practices (including without limitation with respect to reserves);
(h)    none of the Companies has made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax Return, settled or compromised any Legal Proceeding in respect of Taxes, entered into any Contract in respect of Taxes with any Governmental Body, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Company;
(i)    none of the Companies has terminated or closed any facility, business or operation that would be considered material in and of itself or to the Business as a whole;
(j)    none of the Companies has adopted, modified, suspended or terminated any material Benefit Plan or increased any benefits under any material Benefit Plan, other than in the Ordinary Course of Business or pursuant to changes required by an applicable Law;
(k)    none of the Companies has compromised or settled, or consented to judgment in, any one or more Legal Proceedings or instituted any Legal Proceedings concerning any material Intellectual Property;
(l)    no Company has entered into any Contract or understanding to do any of the things referred to elsewhere in this Section 4.6;
(m)    no Material Adverse Effect has occurred;
(n)    there has been no material change in the Companies’ cash management practices and their policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(o)    there has been no entry into any Contract that would constitute a Material Contract;
(p)    there has been no transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Financial Statements or cancellation of any debts or entitlements;
(q)    there has been no capital investment in, or any loan to, any other Person;

(r)    there have been no material capital expenditures;
(s)    except as otherwise set forth in Schedules 4.13 and 4.14, there has been no (1) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by ERISA, COBRA, or other applicable Law; (2) change in the terms of employment for any employee or any termination of any employees; or (3) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(t)    there has not been any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Companies’ members, managers or current or former directors, officers and employees of any of the Companies or any of their family members or Affiliates;
(u)    there has been no entry into a new line of business or abandonment or discontinuance of existing lines of business by the Companies; and
(v)    none of the Companies have adopted any plan of merger, consolidation, reorganization, liquidation or dissolution, filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consented to the filing of any bankruptcy petition against it under any similar Law.
4.7    Litigation and Regulatory Matters. Except as set forth on Schedule 4.7, (a) there is no pending or, to the Knowledge of Seller, threatened Legal Proceeding to which any Company is a party (either as plaintiff or defendant), to which its assets are subject, or to which Seller or any Affiliate of Seller is a party, relating to the Companies, including any claims, demands, disputes, lawsuits, judicial, regulatory, or other Legal Proceedings, Orders, or other breaches of Legal Requirements or similar matters; (b) there are no agreements or other documents or instruments settling or proposing to settle any such Legal Proceeding; (c) no Order has been issued that is binding upon any Company or the Business; (d) no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding; and (e) the reserves reflected on the latest Financial Statements adequately reflect the anticipated total amounts likely to be incurred by such Company for any Losses, damages, and expenses relating to such matters listed on said Schedule 4.7.
4.8    Compliance With Laws; Permits.
(a)    Each Company is in compliance in all material respects with all Laws applicable to it or its business, properties or assets.
(b)    All Permits required for each Company to own its assets and conduct the Business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. Schedule 4.8 lists all current Permits as of the date hereof issued to the Companies. No event has occurred that with or without notice, or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.8.
4.9    Environmental Matters.
Except as set forth in Schedule 4.9:
(a)    Each Company is in compliance in all material respects with all Environmental Laws and has not received from any Person any (i) written notice or claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date;
(b)    Each Company has obtained and is in material compliance with all environmental Permits necessary for the ownership, lease, operation or use of the Business or assets of such Company;
(c)    Except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller, there has been no release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Companies, or any Real Property currently operated or leased by any Company, and no Company has received any written notice that any Real Property currently operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material.
The representations and warranties set forth in this Section 4.9 are Seller’s sole and exclusive representations and warranties regarding Environmental Laws, environmental Permits and Hazardous Materials.
4.10    Material Contracts.
(a)    Schedule 4.10 sets forth a list of the following Contracts to which a Company is a party:
(i)    Contracts for the purchase by any Company of materials, supplies, goods, services, equipment or other assets (other than purchase orders for inventory or Contracts for services in the Ordinary Course of Business) that provides for annual payments by such Company of $50,000 or more;
(ii)    Contracts for the sale by any Company of materials, supplies, goods, services, equipment or other assets that provides for a specified annual minimum dollar sales amount by such Company of $50,000 or more;
(iii)    Contracts that are a note, debenture, bond, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the Ordinary Course of Business) or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of any indebtedness of any other Person;
(iv)    Contracts that restrain the ability of any Company to engage or compete in any material manner or in any business, including any covenant not to sue, or any provision requiring any exclusivity;
(v)    Contracts for the acquisition or disposition of any material assets by any Company other than in the Ordinary Course of Business (whether by merger, sale of stock, sale of assets or otherwise); and
(vi)    Contracts pursuant to which a third party has agreed to act as a sales representative or distributor or manufacturer for any Company.
(b)    Each of the Transaction Documents and each Contract set forth on Schedule 4.10 (collectively, the “Material Contracts”) remains in full force and effect and no Company, nor, to Seller’s Knowledge, any other party thereto is in default under any Material Contract.
(c)    The Companies have made available or delivered to Buyer a correct and complete copy of each Material Contract, together with all schedules and exhibits thereto. Each Material Contract is a valid and binding Contract of the applicable Company that is party thereto (as applicable) and is enforceable against such Company subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies. Except as set forth on Schedule 4.10, no Company is under any obligation or has any liability to pay any early termination, change of control, earnout, take-or-pay, or similar payment under any Contract.
4.11    Intellectual Property.
(a)    Schedule 4.11(a) lists all patents, patent applications, trademark and service mark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by or registered in the name of any Company (“Registered Intellectual Property”) or otherwise used in the Business, or of which any Company is a licensee or in which such Company has any right, together with a statement of the specific rights of such Company in any of the foregoing, and a statement of the jurisdiction or jurisdictions in which such rights apply. To Seller’s Knowledge, all Registered Intellectual Property is subsisting, valid and enforceable.
(b)    Each Company owns and possesses sufficient right, title and interest in and to, or has obtained sufficient rights in and to, all Intellectual Property that is used to or otherwise necessary to offer such Company’s goods and services or that are used in or otherwise necessary for the conduct of the Business, free and clear of all Liens, other than Permitted Encumbrances (all of which are referred to as “Company Intellectual Property”). No agreement under which any Company licenses Intellectual Property Rights to or from third parties (“Third Party Licenses”) has been materially breached by such Company, and, to Seller’s Knowledge, all agreements are valid and enforceable and in full force and effect, and (other than “shrink wrap” and similar widely available software license agreements) are set forth in Schedule 4.11(b). To Seller’s Knowledge, each item of the Company Intellectual Property owned by as Company and set forth on Schedule 4.11(a) (other than patent applications) is subsisting, valid, and enforceable. To Seller’s Knowledge, the Business has not infringed or misappropriated, and does not infringe or misappropriate upon, any Intellectual Property of any third party or breach any Third Party License. No Company has received any written notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no Legal Proceeding pending or, to Seller’s Knowledge, threatened that challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or alleges a claim of infringement or misappropriation of any Intellectual Property of any third party by any Company. No Company has made a written allegation or brought a proceeding claiming infringement or misappropriation of Company Intellectual Property against any third party.
(c)    Each Company has taken all commercially reasonable and customary measures necessary to protect and maintain the confidentiality of all information that gives such Company a competitive advantage by remaining confidential (“Company Confidential Information”). All employees and contractors of each Company that have been involved in the development of Company Intellectual Property owned by a Company have entered into written agreements (i) obligating them to keep the Company Confidential Information confidential and to use the Company Confidential Information solely for the purpose of performing their duties to such Company; and (ii) except as set forth on Schedule 4.11(c), assigning to one of the Companies all right, title, and interest in and to any such Company Intellectual Property conceived, created, discovered, developed, authored, or reduced to practice by such employees during the course of performing their duties to such Company. Each Company has the right to use the personally identifiable information, including electronic mail addresses that are contained in any customer or marketing database, mailing list or other compilation used by such Company in the Business for the purpose such information is used, including sending electronic e-mail to promote products and services of such Company, the Business or such Company’s customers. To Seller’s Knowledge, all such personally identifiable information, including electronic mail addresses, was obtained lawfully and without breaching any contractual or other obligation.
4.12    Title to Assets; Real Property.
(a)    Each Company has good and valid title to, or a valid leasehold interest in, all of its respective Real Property, tangible personal property, and other material assets. Except as set forth on Schedule 4.12, all such properties and assets (including leasehold interests) are free and clear of Liens, except for applicable Permitted Encumbrances, if any. All tangible personal property and other assets are in reasonable repair and operating condition for their current use, ordinary wear and tear excepted.

(b)    No Company owns any Real Property. Schedule 4.12 lists the street address of each parcel of leased Real Property of any Company, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property, including the identification of the lessee and lessor thereunder.
(c)    Excluding the Real Property and any other property specifically identified as “Excluded Property” on Schedule 4.12, all items of tangible personal property and other assets, including without limitation the Intellectual Property, utilized in the Business of the Companies, as such Business is being conducted as of the Closing Date, are owned by the Companies.
4.13    Employee Benefits.
(a)    Schedule 4.13 sets forth a list of each of the Benefit Plans in effect as of the date hereof. None of the Benefit Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, and solely at the expense of the participant or the participant’s beneficiary.
(b)    True, correct and complete copies of the following documents, with respect to each of the Benefit Plans, have been made available or delivered to Buyer by the Companies, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent IRS determination letter; (iv) written communications to employees relating to the Benefit Plans; (v) written descriptions of all non-written agreements relating to the Benefit Plans; and (vi) results of the tests for compliance with coverage, nondiscrimination and top heavy status of Benefit Plans for the three most recent years as applicable.
(c)    To Seller’s Knowledge, each Benefit Plan complies, in all material respects, with all applicable Laws (including ERISA and the Code, together with the regulations promulgated thereunder) and has been administered in accordance with the terms thereof. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of Seller, nothing has occurred that would cause the revocation of such determination letter from the IRS, the unavailability of reliance on such opinion letter from the IRS, as applicable, or the imposition of any material liability, penalty or tax under ERISA, the Code, or any other applicable Law.
(d)    No Benefit Plan is (i) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, no Company has (i) withdrawn from any pension plan under circumstances resulting in a liability to the Pension Benefit Guaranty Corporation; or (ii) engaged in any transaction that would give rise to a liability of any Company under Section 4069 or Section 4212(c) of ERISA.
(e)    There is no pending or, to the Knowledge of Seller, threatened Legal Proceeding relating to a Benefit Plan, and no Benefit Plan has, within the two (2) years prior to the date hereof, been the subject of an examination or audit by a Governmental Body.
(f)    No Benefit Plan exists that would: (i) result in the payment to any Employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination due to execution of this Agreement; in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the Transaction contemplated hereby will result in “excess parachute payments” with respect to any Employee within the meaning of Section 280G(b) of the Code.
(g)    Each Benefit Plan providing deferred compensation or benefits subject to Section 409A of the Code, including applicable transitional guidance, has been operated in compliance with the applicable requirements of Section 409A of the Code if and when Section 409A of the Code applies to such Plan.
(h)    The representations and warranties set forth in this Section 4.13 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.
4.14    Employees.
(a)    No Company is a party to, nor bound by, any collective bargaining agreement or other agreement with a labor organization representing any of its Employees. There has not been, nor, to the Knowledge of Seller, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Company.
(b)    Each Company is in compliance with all applicable Laws pertaining to employment and employment practices, except to the extent non-compliance would not result in a Material Adverse Effect. Except as set forth in Schedule 4.14, there are no Legal Proceedings against any Company pending, or to the Knowledge of Seller, threatened in writing to be brought or filed by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee of any Company, including any claim relating to wrongful termination, unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c)    Schedule 4.14 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date of execution hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual paid for the calendar year 2015 and payable as of the date hereof; and (vii) any other amounts due and owing to such Person as of the Closing Date. As of the Closing Date, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Companies for services performed on or prior to the Closing Date shall have been paid in full (or accrued in full on the estimated Working Capital Statement prepared for Closing based upon the latest Financial Statements and estimates for the period thereafter until Closing), and there shall be no outstanding agreements, understandings or commitments of the Companies with respect to any compensation, commissions or bonuses payable to officers, directors, employees, consultants, independent contractors, or otherwise, including without limitation any monetary obligations owed by any of the Companies for severance upon the separation of employment or for early termination of agreements for the services of consultants or independent contractors, prior to the Closing Date that will survive Closing (“Seller’s Severance Obligations”); provided, however, that any severance obligations that would otherwise be deemed to be Seller’s Severance Obligations as a result of the New Employment Agreements shall be expressly excluded from such definition.
4.15    Insurance. Schedule 4.15 sets forth a list, as of the date hereof, of all insurance policies maintained by the Companies (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. The Companies have made available to Buyer accurate and complete copies of all current Insurance Policies, in each case, as amended or as otherwise modified and in force and effect. Except as disclosed on Schedule 4.15, no insurer (a) has denied coverage of any claim pending under any Insurance Policy or (b) has threatened in writing to cancel any Insurance Policy. Except as set forth on Schedule 4.15, there are no claims relating to the Business of the Companies under any such Insurance Policies as to which coverage has been questioned, denied or disputed. The Insurance Policies are of the type and in amounts customarily carried by Persons conducting a business similar to the Companies and are sufficient for compliance with all applicable laws and Contracts to which any Company is a party or bound.
4.16    Brokers’ and Other Fees of Seller. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction contemplated by this Agreement based upon arrangements made by or on behalf of Seller, and Seller agrees to protect, defend, indemnify, and hold Buyer harmless from and against any such brokers’ or other fees of Seller.
4.17    Banking Facilities. Schedule 4.17 sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which any of the Companies has an account or safety deposit box or other similar arrangement, and any account numbers, passwords, or other identifying codes of such accounts, safety deposit boxes, or such other arrangements maintained by any Company at any such institution, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.
4.18    Change of Control Payments. Except as set forth on Schedule 4.18, there are no Change of Control Payments outstanding or owed, and none are anticipated, as a result of this Transaction or other Seller’s Transaction Expenses and, as of Closing, there will be no Change of Control Payments for which Buyer or any of the Companies are responsible.
4.19    Agreements with Affiliates. Except as set forth on Schedule 4.19, there are no loans, leases or other continuing transactions between any Company, on the one hand, and (i) any officer, director, member, manager or employee of any Company; (ii) Seller; or (iii) any respective family member or Affiliate of such officer, director, member, manager or employee of Seller, on the other hand. Except as set forth on Schedule 4.19, neither Seller nor any officer, director, manager, employee, family member or Affiliate of Seller, possesses, directly or indirectly, any financial interest in, or is an owner, director, officer, member, manager, employee or Affiliate of, any corporation, firm, association or business organization that is a client, supplier, distributor, broker, lessor, lessee, sublessor, sublessee or competitor of the Business.
4.20    Full Disclosure. As of the Closing Date, no representation or warranty by Seller in this Agreement, and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, shall contain any untrue statement of a material fact, or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer that:
5.1    Formation. Seller is duly formed, validly existing, and in good standing under the Laws of the state of its formation, with full power and authority to conduct its Business as it is now being conducted and to own or use the properties and assets that it purports to own or use.
5.2    Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the Transaction contemplated hereby. The execution and delivery by Seller of this Agreement, the Transaction Documents, and the other agreements contemplated hereby to which Seller is a Party, and the consummation by Seller of the Transaction contemplated hereby and the transactions or other business arrangements contemplated in the other agreements thereby, have been duly and validly authorized and approved and no other action is necessary to authorize this Agreement or to consummate the Transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due execution and delivery by the other Parties, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.
5.3    No Conflicts; Consents. Neither the execution or delivery by Seller of this Agreement nor the consummation of the sale of the Interests does or will (with or without the passage of time or giving of notice): (i) constitute a breach of or violate or give rise to or create any right or obligation under the Organizational Documents of Seller; (ii) violate any applicable Law or Order; or (iii) subject to Section 4.3(b), and except as set forth on Schedule 4.3(b), constitute a breach or violation of or a default under or give rise to or create any right of any Person to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to any Company or result in the creation of any Lien on any Company under any Contract to which Seller is a party or by which any asset of any Company is bound, except where such a breach, violation, default, conflict or right under clause (ii) or (iii) above does not constitute a Material Adverse Effect.
5.4    Ownership and Transfer. Seller is the record and beneficial owner of the Interests indicated as being owned by Seller on Schedule 2.1 (and such Interests are all the Equity Interests of the applicable Companies owned by Seller as of the date of execution of this Agreement and as of Closing), free and clear of any and all Liens, other than restrictions imposed by securities laws applicable to securities generally. Seller has the power and authority to sell, transfer, assign and deliver such Interests as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Interests, free and clear of any and all Liens other than restrictions imposed by securities laws applicable to securities generally. Seller acknowledges that the Stock is not registered under the Securities Act or under any state securities laws, and that the Stock may not be transferred or sold, except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
5.5    Investment Purpose. Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act and is acquiring the Stock solely for its own account, not as nominee or agent, for beneficial interests and investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or under any state securities laws.
5.6    Restricted Securities. Seller understands that the Stock and any securities issued pursuant to such Stock are not registered under the Securities Act and are “restricted securities” under the federal securities laws inasmuch as they are being acquired from issuers in a transaction not involving a public offering and that under such law and applicable regulations such securities may be resold without registration under the Securities Act only in limited circumstances. Seller represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
5.7    Information Made Available to Seller. Seller acknowledges that Buyer has made available to Seller, or to Seller’s attorney, accountant or representative, all documents that Seller has requested, and that Seller has requested all documents and other information that Seller has deemed necessary to consider in connection with the Transaction. Seller acknowledges that it has had an opportunity to consult with Buyer’s and SEI’s management regarding Buyer’s and SEI’s prospects and the risks associated with Buyer and SEI’s business. Seller acknowledges that it has had an opportunity to review financial information relating to Buyer’s and SEI’s businesses. Seller is familiar with the current capitalization and ownership of Buyer and SEI.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller that:
6.1    Organization and Authority. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has all necessary power and authority under its Organizational Documents to enter into this Agreement, to carry out its obligations hereunder, and to consummate the Transaction contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the Transaction contemplated hereunder have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other Parties), this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.
6.2    No Conflicts; Consents. Except as set forth on Schedule 6.2, neither the execution or delivery by Buyer of this Agreement nor the consummation of the purchase of the Interests does or will (with or without the passage of time or giving of notice): (i) constitute a breach of or violate or give rise to or create any right or obligation under the Organizational Documents of Buyer; (ii) violate any applicable Law or Order; or (iii) constitute a breach or violation of or a default under or give rise to or create any right of any Person to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to Buyer or result in the creation of any Lien on Buyer under any Contract to which Buyer is a party or by which any asset of the Buyer is bound, except where such a breach, violation, default, conflict or right under clause (ii) or (iii) above does not constitute a Material Adverse Effect.
6.3    Investment Purpose. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act and is acquiring the Interests solely for its own account, not as nominee or agent, for beneficial interests and investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or under any state securities laws.
6.4    Restricted Securities. Buyer understands that the Interests are not registered under the Securities Act and any securities issued pursuant to such Interests are “restricted securities” under the federal securities laws inasmuch as they are being acquired from issuers in a transaction not involving a public offering and that under such law and applicable regulations such securities may be resold without registration under the Securities Act only in limited circumstances. Buyer represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
6.5    Information Made Available to Buyer. Buyer acknowledges that Seller has made available to the Buyer, or to Buyer’s attorney, accountant or representative, all documents that Buyer has requested, and that Buyer has requested all documents and other information that Buyer has deemed necessary to consider in connection with the Transaction. Buyer acknowledges that it has had an opportunity to consult with Seller’s management regarding the Companies’ prospects and the risks associated with the Companies’ business. Buyer acknowledges that it has had an opportunity to review financial information relating to the Companies’ businesses. Buyer is familiar with the current capitalization and ownership of the Companies.
6.6    Brokers’ Fees and Other Fees of Buyer. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, and Buyer agrees to protect, defend, indemnify, and hold all other Parties hereto harmless from and against any such brokers’ or other fees of Buyer. Buyer shall be responsible for making payment of any Buyer Transaction Expenses and any Change of Control Exclusion Payments.
6.7    Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer, or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transaction contemplated by this Agreement.
ARTICLE 7
COVENANTS
7.1    Employees; Benefit Plans; Employment Agreements.
Schedule 7.1 lists all employment contracts, consulting agreements, and agreements with independent contractors to provide services to the Companies to which the Companies are bound as of and after the Closing Date, including without limitation any severance benefits or other agreements, similar or dissimilar, under which any of the Companies would be subject to any further payments or other obligations after services thereunder ceased to be provided to the Companies, other than payments due in the Ordinary Course of Business after the Closing Date for services rendered prior to the Closing Date.
(h)    During the period commencing at Closing and ending on the date that is twelve (12) months from the Prior Closing Date (or if earlier, the date of the employee’s termination of employment with the applicable Company or Affiliate thereof), Buyer acknowledges that Seller was obligated to cause the Companies (as applicable) to provide each Employee (other than members of the Senior Management Team and any Key Employees who received new employment agreements with the Companies as contemplated in Section 7.1(d) below) who remains employed immediately after Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages no less than the base salary or hourly wages provided by such Company (as applicable) immediately prior to the Closing;

(ii) target bonus opportunities (excluding equity-based compensation), if any, that are no less than the target bonus opportunities (excluding equity-based compensation) provided by such Company (as applicable) immediately prior to the Closing; and (iii) welfare and other benefits under the Buyer Benefit Plans (as defined in Section 7.1(b) below), and Buyer agrees that it will take all reasonably necessary and appropriate actions to ensure that the Companies remain bound to and fulfill the commitments set forth in this Section 7.1.
(i)    Severance benefits, if any, due to any employee of any of the Companies accruing after the Closing Date who (y) became a Company Continuing Employee on the Closing Date, but (z) shall have become separated from employment after the Closing Date and prior to December 31, 2016, shall be paid by the Companies and shall constitute Buyer’s share of Severance Obligations (which is classified as a Change of Control Exclusion Payment hereunder). Notwithstanding any interpretation or construction of any provision herein to the contrary, the Parties acknowledge and agree that any employment of any Company Continuing Employees on and after the Closing Date shall be deemed to be employment “at-will” and subject to termination at any time by either employee or by any of the Companies for any reason or no reason, including without limitation with or without “Cause” or with or without “Good Reason”, except as otherwise provided under any New Employment Agreements.
(j)    With respect to any employee benefit plan maintained by Buyer or its Subsidiaries or Affiliates (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of or after Closing, Buyer shall, or shall cause the applicable Company to, recognize all service of the Company Continuing Employees with such Company as if such service were with Buyer, for vesting and eligibility purposes in any Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.
(k)    Buyer acknowledges receipt of, and agrees that the Companies are bound by, the employment agreements (“New Employment Agreements”) with members of the Senior Management Team (Saul Horowitz, Moshe (Mark) Wiederman, and Daniel Alper) as well as with Levi Moeller and David Sobel, who are the two (2) employees that were designated as Key Employees under the Prior Purchase Agreement. Subject to the Exeutive Earnout Agreement, any payments of salary under the New Employment Agreements for the Senior Management Team shall be the responsibility of the Companies and shall be deducted from earnings in the calculation of Adjusted EBITDA for purposes of the calculation of the Earnout; provided that no payments thereunder of any incentive-based compensation shall be so deducted. Severance Obligations, if any, under the New Employment Agreements shall (i) be deemed to be Buyer’s Share of Severance Obligations (which are classified as a Change of Control Exclusion Payments), and (ii) not be deducted from earnings in the calculation of Adjusted EBITDA for purposes of the calculation of the Earnout.

7.2    Director and Officer Indemnification.
(f)    Buyer agrees that all rights to indemnification, advancement of expenses, and exculpation by each Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of such Company, as provided in the Organizational Documents of such Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 7.2, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.
(g)    The obligations of Buyer under this Section 7.2 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 7.2 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 7.2 applies shall be third-party beneficiaries of this Section 7.2, each of whom may enforce the provisions of this Section 7.2).
(h)    In the event Buyer, any Company, or any of their respective Affiliates, successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or such Company, as the case may be, shall assume all of the obligations set forth in this Section 7.2.
7.3    Attorney-Client Privilege. From and after the Closing, Buyer and each Company, including their respective Affiliates, shall not knowingly, or in a negligent manner, without the prior written consent of Seller, waive or fail to assert attorney-client privilege with respect to representation matters for any Company occurring prior to Closing. No waiver of the attorney-client privilege is intended or effectuated by the Transaction contemplated by this Agreement. Buyer agrees to use commercially reasonable efforts to preserve, and shall cause each Company and their respective Affiliates to use commercially reasonable efforts to preserve, the attorney-client privilege of each Company as of Closing and to notify Seller in writing of any demand, requirement or desire to disclose information that may be protected by the attorney-client privilege as of Closing (without making any disclosure of such information prior to having received Seller’s written consent, which such consent shall not be unreasonably withheld, conditioned or delayed).
7.4    Confidentiality. Seller acknowledges and agrees to not, and to cause its Affiliates and its representatives not to, at any time on or after the Closing Date, without the prior written consent of Buyer, disclose or use, any proprietary information of the Business or any Company; provided, however, that the information subject to this Section 7.4 will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof and thereof); that the provisions of this Section 7.4 will not prohibit any retention of copies of records or disclosure (A) required by any applicable Legal Requirement so long as reasonable prior notice is given to Buyer of such disclosure and a reasonable opportunity is afforded Buyer to contest such disclosure, including without limitation by obtaining a protective order, or (B) made in connection with the enforcement of any right or remedy relating to this Agreement.
7.5    Books and Records. In order to facilitate the resolution of any claims made against or incurred by Seller prior to Closing, or for any other reasonable purpose, for a period of not less than seven (7) years after the Prior Closing, Buyer shall (i) retain the books and records (including personnel files) of the Companies relating to periods prior to the Prior Closing in a manner reasonably consistent with the prior practices of the Companies, GAAP, and applicable Law; and (ii) upon reasonable notice, afford Seller and its representatives reasonable access during normal business hours, to such books and records of the Companies.
7.6    Public Announcements; Confidential Treatment. Except as required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the Transaction contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer and Seller, and the Parties shall cooperate as to the timing and contents of any such announcement. In the event this Agreement or the Transaction contemplated herein are required to be disclosed pursuant to applicable Law or pursuant to the rules and regulations of a Governmental Body or any stock exchange, including NASDAQ, or other regulatory agency, then the disclosing Party will (i) notify the other Party with reasonable advance notice before such disclosure, (ii) cooperate with the other Party to seek confidential treatment with respect to the disclosure if requested by the other Party, and (iii) otherwise proceed, in connection with the making and timing of such disclosure, in compliance with Section 7.4. Seller acknowledges that Buyer or SEI will be obligated to file this Agreement and disclose certain other aspects of the Transaction in an Information Statement and other filings as required by federal securities laws and NASDAQ rules.
7.7    Further Assurances. Following Closing, each of the Parties shall, and shall cause the authorized representatives of the Companies and their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof, to effectuate Closing of the Transaction, and to give effect to the Transaction contemplated by this Agreement after Closing.
7.8    Commercially Reasonable Efforts; Notices and Consents. Subject to the terms and conditions of this Agreement, from the date of this Agreement to Closing, or the earlier termination of this Agreement pursuant to Article 10, the Parties shall use their commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Bodies or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Bodies or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Transaction contemplated by this Agreement promptly following the date of this Agreement.
7.9    Operation of the Business.
(c)    Conduct of the Business Generally. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 10,

without the prior written consent of Buyer, and except to the extent described on Schedule 7.9(a), the Companies shall:
(i)    conduct the Business, including any hedging activities, only in the Ordinary Course of Business and in all material respects in accordance with all applicable Legal Requirements;
(ii)    maintain in effect the insurance coverage described on Schedule 4.15 (or equivalent replacement coverage);
(iii)    use commercially reasonable efforts to timely file with each applicable state public service commission or other Governmental Body all renewable portfolio standard compliance filings that are required under Law to be filed by any Company prior to the Closing Date;
(iv)    use commercially reasonable efforts to preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees and maintain the value of the Business as a going concern; and
(v)    refrain from making any claims under the Escrow Agreement.
(d)    Buyer’s Consent. Without limiting the generality or effect of Section 7.9(a), from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 10, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), and, except to the extent described on Schedule 7.9(a), the Companies shall not:
(i)    take or omit to take any action that would cause (i) the representations and warranties in Article 4 that are not qualified by materiality, Material Adverse Effect or a similar materiality qualifier to be untrue in any material respect at the Closing Date, or (ii) the representations and warranties in Article 4 that are qualified by materiality, Material Adverse Effect or a similar materiality qualifier to be untrue as of the Closing Date;
(ii)    furnish or make available to any third party following the date hereof any customer lists of any Company (unless the Transaction fails to close, in which case this restriction shall not apply); and
(iii)    take or omit to take any action that, if taken or omitted to be taken between the date of the most recent Financial Statements and the date of this Agreement, would have been required to be disclosed on Schedule 4.6.
7.10    Access to Premises. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 10, each of the Companies and Seller shall permit Buyer and its representatives to have full access (at reasonable times and upon reasonable notice) to representatives of the Companies and to all premises, properties, books, records (including Tax records), contracts, financial and operating data and other information and documents of, or pertaining to, the Companies, their assets or the Business, and to make copies of such books, records, contracts, data, information and documents as Buyer or its representatives may reasonably request.
7.11    Notice of Developments.
(d)    From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 10, the Companies or Seller, as applicable, will give Buyer prompt written notice upon becoming aware of (i) any development that constitutes a Material Adverse Effect, (ii) any event or circumstance that would reasonably be expected to result in a breach of, or inaccuracy in, any of the representations and warranties made herein by Seller or Buyer, (iii) any need on the part of any Company or Seller to amend, supplement or otherwise modify in any way any information set forth in the Disclosure Schedules (which the Parties understand are subject to change until immediately before the Closing), or (iv) any failure of any Company or Seller, as the case may be, to comply materially with any covenant or agreement made by such Party herein. Notwithstanding anything in this Agreement to the contrary, no such disclosure will be deemed to prevent or cure any breach of, inaccuracy in or failure to comply with any of the representations, warranties or covenants set forth in this Agreement or to amend or supplement any of the Disclosure Schedules hereto; provided, however, in the event that, following any such notice to Buyer regarding any matter(s) contemplated in the foregoing clauses (i) through (iv), Buyer proceeds with the Closing, (A) Buyer shall be deemed to have waived such matter(s) and (B) Buyer and any and all Buyer Indemnified Parties shall not be entitled, in respect of such matter(s), to be indemnified by Seller under Article 9, to sue for damages or to assert any other right or remedy for Losses arising from such matter(s), notwithstanding anything to the contrary contained in this Agreement or in any certificate delivered pursuant hereto.
(e)    From the date of this Agreement until Closing, or the earlier termination of this Agreement in accordance with Article 10, Buyer will give Seller prompt written notice upon becoming aware of (i) any development, event or circumstance that would reasonably be expected to result in a breach of, or inaccuracy in, any of the representations and warranties made herein (including in the Disclosure Schedules) by Seller or Buyer, or (ii) any failure of Buyer to comply materially with any covenant or agreement made by Buyer herein. Notwithstanding anything in this Agreement to the contrary, no such disclosure will be deemed to prevent or cure any breach of, inaccuracy in or failure to comply with any of the representations, warranties or covenants set forth in this Agreement; provided, however, in the event that, following such notice to Seller regarding such development, breach or failure, Seller proceeds with the Closing, (A) Seller shall be deemed to have waived such development, breach or failure and (B) Seller and any and all Seller Indemnified Parties shall not be entitled, in respect of such development, breach or failure, to be indemnified by Buyer under Article 9, to sue for damages or to assert any other right or remedy for Losses arising therefrom, notwithstanding anything to the contrary contained in this Agreement or in any certificate delivered pursuant hereto.

7.12    Exclusivity. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 10, neither Seller nor the Companies shall, directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in any Company or any merger, recapitalization, interest exchange, sale of assets or any similar transaction or any other alternative to the Transaction contemplated by this Agreement; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. Seller shall notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited and whether to Seller, any Company, or any of their respective Affiliates).
7.13    Tax Matters.
(a)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Company after the Closing Date with respect to any pre-Closing Tax period. Any such Tax Return shall be prepared in a manner consistent with past practice and GAAP (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within fifteen (15) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accounting Firm and any determination by the Independent Accounting Firm shall be final. The Independent Accounting Firm shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accounting Firm is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accounting Firm’s resolution. The costs, fees, and expenses of the Independent Accounting Firm shall be borne equally by Buyer and Seller.
(b)    Buyer shall be reimbursed by Seller for an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on and including the Closing Date within fifteen (15) days after filing the applicable Tax Return and providing proof of payment by Buyer or the Companies of such Taxes, except to the extent such Taxes were reflected as a liability on the Closing Balance Sheet.  For purposes of this Section 7.13(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Companies.
(c)    Buyer and Seller and their respective Affiliates shall cooperate in the conduct of any proceeding relating to Taxes, for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the other Party as is relevant to the preparation of the Tax Returns or the conduct of the Tax proceeding. Such cooperation and information also shall include forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to a Company, and providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and Tax basis of Property, which the requested Party may possess.
(d)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.
7.14    Change of Control Exclusion Payments and Change of Control Payments. In the event of the early termination of any of the Pacific Summit Agreements by either party thereto and the entry into new supply agreements with Pacific Summit Energy LLC, Buyer or its Affiliate or a third party by the Companies at any time prior to expiration of the Pacific Summit Agreements, any hedge breakage, early termination, or other costs and expenses payable to Pacific Summit Energy LLC as a result thereof shall be considered Change of Control Exclusion Payments attributable to Buyer. Any Change of Control Exclusion Payments shall not be deducted in the calculation of Adjusted EBITDA for purposes of the calculation of the Earnout. Any positive financial benefit as a result of entering into any new supply agreements shall be credited to earnings in the calculation of Adjusted EBITDA for purposes of the calculation of the Earnout.
7.15    Existence. Seller covenants and agrees that it will remain in existence and in good standing in the state of its formation until at least December 31, 2019.

7.16    Seller’s Parent Guaranty. RetailCo hereby irrevocably and unconditionally guarantees to Buyer (the “Seller’s Parent Guaranty”) on the terms and conditions set forth herein, the prompt payment when due (subject to written demand by Buyer upon RetailCo) of any and all obligations owed by Seller under any of the Transaction Documents, including, but not limited to, any claim for indemnification from Seller by Buyer or a Buyer Indemnified Party. In addition, RetailCo shall reimburse Buyer for all sums (if any) paid to Buyer by Seller, which Buyer is subsequently required to return to Seller (or a representative of Seller’s creditors) as a result of Seller’s bankruptcy, insolvency or any similar proceeding. This Seller’s Parent Guaranty is an independent guaranty of payment and not of collection. Buyer shall not be required to proceed first against Seller or any other person, firm, corporation or other entity before resorting to RetailCo for payment under this Seller’s Parent Guaranty. This Seller’s Parent Guaranty is in no way conditioned on or contingent upon (i) any attempt to enforce (in whole or in part) against Seller any of the obligations under the Transaction Documents, (ii) the existence or continuance of Seller as a legal entity, (iii) the consolidation or merger of Seller with or into any other entity, (iv) the sale, lease or disposition by Seller of all or substantially all of its assets to any other entity, (v) the bankruptcy or insolvency of Seller, (vi) the admission by Seller of its inability to pay its debts as they mature, or (vii) the making by Seller of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors. Each failure by RetailCo to pay or perform any of the Guaranteed Obligations shall give rise to a separate cause of action, and separate suits may be brought hereunder as each cause of action arises. Notwithstanding anything to the contrary in this Section 7.16, this Seller’s Parent Guaranty shall not exceed the sum of: (y) Two Million, Two Hundred Twenty-Five Thousand Dollars ($2,225,000.00) for a period of one (1) year from the Closing Date, nor (z) One Million Dollars ($1,000,000.00) for the period from the one year anniversary of the Closing Date until December 31, 2019.
7.17    SEI Guaranty. SEI hereby irrevocably and unconditionally guarantees to Seller (the “SEI Guaranty”) on the terms and conditions set forth herein, the prompt payment when due (subject to written demand by Seller upon SEI) of any and all obligations owed by Buyer under any of the Transaction Documents, including, but not limited to, any claim for indemnification from Buyer by Seller or a Seller Indemnified Party. In addition, SEI shall reimburse Seller for all sums (if any) paid to Seller by Buyer, which Seller is subsequently required to return to Buyer (or a representative of Buyer’s creditors) as a result of Buyer’s bankruptcy, insolvency or any similar proceeding. This SEI Guaranty is an independent guaranty of payment and not of collection. Seller shall not be required to proceed first against Buyer or any other person, firm, corporation or other entity before resorting to SEI for payment under this SEI Guaranty. This SEI Guaranty is in no way conditioned on or contingent upon (i) any attempt to enforce (in whole or in part) against Buyer any of the obligations under the Transaction Documents, (ii) the existence or continuance of Buyer as a legal entity, (iii) the consolidation or merger of Buyer with or into any other entity, (iv) the sale, lease or disposition by Seller of all or substantially all of its assets to any other entity, (v) the bankruptcy or insolvency of Buyer, (vi) the admission by Buyer of its inability to pay its debts as they mature, or (vii) the making by Buyer of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors. Each failure by SEI to pay or perform any of the obligations under this SEI Guaranty shall give rise to a separate cause of action, and separate suits may be brought hereunder as each cause of action arises. Notwithstanding anything to the contrary in this Section 7.17, this SEI Guaranty shall not exceed the sum of: (y) Two Million, Two Hundred Twenty-Five

Thousand Dollars ($2,225,000.00) for a period of one (1) year from the Closing Date, nor (z) One Million Dollars ($1,000,000.00) for the period from the one year anniversary of the Closing Date until December 31, 2019.
7.18    No Additional Representations or Warranties.
(a)    Buyer acknowledges and agrees that, except as specifically set forth in Article 4 and Article 5 of this Agreement, Seller has not made, and Seller shall not have any liability for, any representation or warranty, express or implied, in connection with the Transaction contemplated by this Agreement, including any representation or warranty as to the accuracy or completeness of any information regarding the Business or the Companies furnished to Buyer or its representatives in connection with Buyer’s due diligence review of the Business or the Companies.
(b)    Seller acknowledges and agrees that, except as specifically set forth in Article 6 of this Agreement, Buyer has not made, and shall have no liability for, any representation or warranty, express or implied, in connection with the Transaction contemplated by this Agreement.
(c)    All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are Parties hereto. No Person who is not a named party to this Agreement, including any Affiliate, agent, attorney, or representative of any Party (such Persons, “Non-Party Affiliates”), shall have any liability (whether in contract or tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with, or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims, and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.
ARTICLE 8
CONDITIONS TO THE CLOSING
8.1    Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Transaction contemplated by this Agreement and the Transaction Documents is subject to the fulfillment, or, to the extent permitted by Law, written waiver by Buyer, of each of the following conditions:
(i)    Representations and Warranties. The representations and warranties of Seller contained in Article 4 and Article 5 of this Agreement (i) that are not qualified by materiality, Material Adverse Effect or a similar materiality qualifier will be true and correct in all material respects both when made and at Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date or time and (ii) that are qualified by materiality, Material Adverse Effect or a similar materiality qualifier will be true and correct in all respects both when made and at Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.
(j)    Performance. Seller and the Companies will have performed and complied with, in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.
(k)    Financial Statements. Seller shall have delivered to Buyer (i) the audited balance sheet of the Companies on a consolidated basis at December 31, 2015, (ii) the audited income statement of the Companies on a consolidated basis for the fiscal year ended December 31, 2015, and (iii) written consents from the Companies’ auditor permitting Buyer or SEI to use such audited balance sheet and income statement for 2015 and for any other period(s) required in its Securities and Exchange Commission and other public filings that may be required of Buyer or SEI.
(l)    Delivery of Closing Certificates. Seller shall have delivered to Buyer the following:
(i)    Secretary Certificate: A certificate dated as of the Closing Date, signed by the secretary of Seller certifying as to (A) the names and incumbency of each of the officers of Seller executing this Agreement or any Transaction Document, (B) the Organizational Documents of Seller, and (C) all resolutions adopted by the Board of Directors of Seller in connection with this Agreement and the Transaction contemplated hereunder;
(ii)    FIRPTA Certificate: A certification from Seller (in a form as may be reasonably requested by Buyer) conforming to the requirements of Treasury Regulation Sections 1.1445-2(b)(2) certifying Seller is not a “foreign person” as defined in Code Section 1445;
(iii)    Bring-Down Certificate: A certificate dated as of the Closing Date, signed by the President or Chief Executive Officer of the Seller, certifying as to the satisfaction of the conditions set forth in Sections 8.1(a) and 8.1(b); and
(iv)    Good Standing Certificates: Certificates of good standing for Seller and each Company issued by the state of formation of such entity, and in each state or jurisdiction in which such entity is doing business or in which it is licensed to do business, each as of a recent date not more than thirty (30) days prior to the Closing.

(m)    Qualifications. No provision of any applicable Legal Requirement and no Order will prohibit or unduly condition or delay the Closing of the Transaction contemplated by this Agreement.
(n)    Absence of Litigation. No Legal Proceeding will be pending, nor will there be any Order in effect, that would (i) prevent Closing the Transaction contemplated by this Agreement or (ii) result in the Closing of the Transaction contemplated by this Agreement being rescinded following consummation thereof.
(o)    Resignations. Buyer will have received the resignations, effective as of the Closing, of each officer and director of each Company, other than any continuing officers and directors whom Buyer will have specified to the Companies in writing at least ten (10) days prior to Closing, which continuing officers shall include without limitation the officers designated as the Senior Management Team.
(p)    Securities Law Approvals. Buyer shall use commercially reasonable efforts to cause SEI to undertake all actions and filings necessary under the Securities Act and applicable NASDAQ rules as a result of the Transaction.
(q)    Third Party Approvals. Buyer will have received evidence of the written notice from the Companies to Pacific Summit Energy LLC required under the Pacific Summit Agreements to consummate the Transaction.
(r)    Approval of Transaction. Seller shall cause its Affiliate, RetailCo, to approve the transaction as majority holder of Seller, by written consent under the provisions of SEI’s charter.
(s)    Material Adverse Effect. From the date of execution of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
8.2    Conditions to Seller’s Obligations. The obligations of Seller to consummate the Transaction contemplated by this Agreement and the Transaction Documents is subject to the fulfillment, or, to the extent permitted by Law, written waiver by Seller, of each of the following conditions:
(w)    Representations and Warranties. The representations and warranties of the Buyer contained in Article 6 of this Agreement (i) that are not qualified by materiality, Material Adverse Effect or a similar materiality qualifier will be true and correct in all material respects both when made and at Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date or time and (ii) that are qualified by materiality, Material Adverse Effect or a similar materiality qualifier will be true and correct in all respects both when made and at Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.
(x)    Performance. Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to Closing.
(y)    Delivery of Purchase Price; Registration Rights; Assignment and Assumption. (i) Buyer and SEI shall have delivered the Stock for the applicable portion of the Purchase Price due to Seller at Closing; (ii) SEI shall grant Seller certain registration rights, including without limitation, piggyback registration rights, such that Seller will have similar demand registration and piggyback registration rights as were granted to NuDevco Retail, LLC and NuDevco Retail Holdings, LLC, in that certain Registration Rights Agreement dated August 1, 2014, that was entered into at the time of SEI’s initial public offering, with respect to the Stock and, if and as applicable, with respect to the Earnout Stock; and  (iii) Buyer shall have assumed all rights and obligations of Seller pursuant to the Assignment.
(z)    Delivery of Closing Certificates. Buyer shall have delivered to Seller the following:
(i)    Secretaries’ Certificate: A certificate, dated as of the Closing Date, signed by the secretary of Buyer certifying as to (A) the names and incumbency of each of the officers of Buyer executing this Agreement or any Transaction Document, (B) the Organizational Documents of Buyer, and (C) all resolutions adopted by the Board of Managers of Buyer in connection with this Agreement and the transactions contemplated hereunder; and
(ii)    Bring-Down Certificate: A certificate dated as of the Closing Date, signed by the President or Chief Executive Officer of Buyer, certifying as to the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b).
(aa)    Qualifications. No provision of any applicable Legal Requirement and no Order will prohibit or unduly condition or delay the Closing of the Transaction contemplated by this Agreement.
(bb)    Absence of Litigation. No Legal Proceeding will be pending, nor will there be any Order in effect, that would (i) prevent Closing the Transaction contemplated by this Agreement, or (ii) result in the Closing of the Transaction contemplated by this Agreement being rescinded following consummation thereof.
(cc)    Third Party Approvals. Seller shall have delivered evidence of the written notice from the Companies to Pacific Summit Energy LLC required under the Pacific Summit Agreements to consummate the Transaction.

ARTICLE 9
SURVIVAL AND INDEMNIFICATION
9.1    Survival. The covenants and agreements of the Parties contained in this Agreement will survive Closing without limitation as to time. The representations and warranties of the Parties contained in this Agreement will survive the Closing (it being understood that representations and warranties relate to the applicable date or period of time for which such representations and warranties are made and not to subsequent periods) for a period ending on December 31, 2018; provided, however, that, notwithstanding the foregoing, (i) the representations and warranties set forth in Sections 4.4 and 4.9 shall survive the Closing until thirtieth (30th) day following the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) and (ii) the representations and warranties set forth in Sections 4.1, 4.2, 4.7, 4.16, 5.1, 5.2, 5.4, 6.1 and 6.6 shall survive the Closing forever (such representations in subsections (i) and (ii) above, being, collectively, the “Fundamental Representations”); provided, however, in the event that a written notice of a claim for indemnification shall have been given herewith within the applicable survival period, the representations and warranties that are the subject of such claim shall survive with respect to such claim until such time as the claim is fully and finally resolved.
9.2    Indemnification by Seller. Seller shall indemnify and hold Buyer and its directors, officers, employees, subsidiaries (including the Companies), owners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and after the date of this Agreement against and in respect of all claims, demands, Legal Proceedings, Liens, judgments, penalties, damages, losses, costs and expenses (including reasonable attorneys’ fees in connection therewith or in pursuing right to indemnification hereunder) (collectively, “Losses”) that the Buyer Indemnified Parties incur to the extent caused by:
(a)    the breach of any representation or warranty of Seller contained in Article 4 or Article 5 of this Agreement or in any of the Disclosure Schedules or certificates delivered by or on behalf of any Seller or any Company pursuant to this Agreement;
(b)    the breach of or failure to perform by any Company of any covenant contained in this Agreement, including any covenants contained in the Disclosure Schedules; or
(c)    the breach of or failure to perform by Seller of any covenant contained in this Agreement.
9.3    Indemnification by Buyer. Buyer shall indemnify and hold Seller and its respective owners, directors, officers, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless at all times from and after the date of this Agreement, against and in respect of all Losses that Seller Indemnified Parties incur to the extent caused by:
(c)    the breach of any representations or warranties of Buyer contained in Article 6 of this Agreement; or

(d)    the breach of or failure to perform by Buyer of any covenant of Buyer contained in this Agreement.
9.4    Limitations on Indemnification.
(d)    Except as set forth below, Seller shall have no liability pursuant to Section 9.2(a) until the Losses incurred by the Buyer Indemnified Parties shall exceed Six Hundred Thousand Dollars ($600,000.00) (“Losses Threshold”), in which event Seller shall be liable to the Buyer Indemnified Parties solely for all Losses in excess of such amount.
(e)    Except as described below with respect to Litigation and Regulatory Losses, and any losses covered under Section 9.4(c) below, the aggregate amount Seller shall be liable for pursuant to Section 9.2(a) shall be the sum of the Litigation Credit and the Escrow Amount. In addition, Buyer shall be entitled to apply the Litigation Credit against the first dollar (without application of the Losses Threshold) of any and all Losses that the Seller and Buyer Indemnified Parties may suffer which arise from the Litigation and Regulatory Matters set forth on Schedule 4.7 hereto (the “Litigation and Regulatory Losses”). In the event that, as of December 31, 2018, the aggregate, cumulative amount of the Litigation and Regulatory Losses shall be less than the Litigation Credit, then the following provisions shall apply (notwithstanding anything to the contrary in this Agreement or the Escrow Agreement):
(i)    If at that time there shall be no unresolved claims by any Buyer Indemnified Parties which were asserted pursuant to the Escrow Agreement, then Buyer shall be obligated, within thirty (30) days after December 31, 2018, to deliver in cash to Prior Sellers’ Representative, as Purchase Price payable to Prior Members under the Prior Purchase Agreement, the difference between the Litigation Credit and the aggregate, cumulative amount of the Litigation and Regulatory Losses (the “Unused Litigation Reserve”). Such delivery by Buyer shall be without right of setoff, counterclaim or deduction.
(ii)    If at that time there are any such unresolved claims, then, whenever those claims are later resolved in accordance with the Escrow Agreement, the Unused Litigation Reserve shall be available to satisfy the corresponding Losses of the applicable Buyer Indemnified Parties if (and only if and to the extent that) there shall then be an insufficient remainder of funds in the Escrow Account. If the full amount of the Unused Litigation Reserve is not then needed to satisfy such unresolved claims, then, within thirty (30) days after the last of such claims has been resolved in accordance with the Escrow Agreement, Buyer shall deliver in cash to Prior Sellers’ Representative as Purchase Price payable to Prior Members under the Prior Purchase Agreement, the remainder of the Unused Litigation Reserve.
For purposes of further clarification, in the event that, at any time on or before December 31, 2018, the aggregate, cumulative amount of the Litigation and Regulatory Losses shall exceed the Litigation Credit, then the funds in the Escrow Account will be thereafter be available to satisfy any Losses becoming due to Buyer

Indemnified Parties by reason of any breach of the representations and warranties set forth in Section 4.7, except and to the extent that Litigation and Regulatory Losses can be first covered by: (i) insurance coverage pursuant to Section 9.4(e) below or (ii) if and to the extent insurance coverage is not available, then by deduction from the Earnout pursuant to Section 2.3 of the Earnout Agreement.
(f)    Notwithstanding anything to the contrary contained herein, none of the limitations set forth in this Section 9.4 (including the limitations in Sections 9.4(a) and 9.4(b), including those with respect to the Earnout), shall apply to: (i) any breach of the Fundamental Representations; (ii) any claim based on the breach by Seller or the Companies of the covenants of Seller or the Companies contained herein; or (iii) any claim made by Buyer under Section 9.2(a) wherein it is proven by Buyer in the related court proceeding (or agreed by Seller) that Seller committed knowing fraud in making the representation(s) or warranty(ies) to which such claim relates.
(g)    Notwithstanding the foregoing or anything to the contrary herein, in no event shall the maximum liability of Buyer or Seller for all claims of indemnification that may be asserted against the other exceed the Purchase Price.
(h)    Payments by an Indemnifying Party pursuant to this Article 9 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or any Company) in respect of any such claim; provided, however, that nothing herein shall be deemed to require any Indemnified Party to pursue or exhaust any alternative payment sources prior to making, or receiving payment for, a claim for indemnification hereunder. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
(i)    Each Party will use its commercially reasonable efforts to mitigate (including by causing its respective Indemnified Parties to use commercially reasonable efforts to mitigate) any Losses for which such Party is or may become entitled to be indemnified hereunder.
(j)    With respect to the representations and warranties set forth in Section 4.5 regarding the Financial Statements, none of Buyer or any Buyer Indemnified Parties shall have any claim for indemnification under this Article 9 in connection with any revaluation of goodwill of the Companies following Closing.
9.5    Indemnification Procedures.
(d)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure to provide notice or to include information materially prejudices such Indemnifying Party. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or, by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend same as provided in this Agreement, the Indemnified Party may, subject to Section 9.5(b), pay, compromise, defend such Third-Party Claim, and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to confidentiality restrictions) all records relating to such Third-Party Claim without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party as well as furnishing access to management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(e)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 9.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).
(f)    Direct Claims. Any claim by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and in any event the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonable information and assistance (including furnishing reasonable access to the Companies’ premises and personnel as well as the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
9.6    Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for Tax purposes, except as otherwise required by Law.
9.7    Equitable Remedies. Each Party acknowledges and agrees that the other Party may be damaged irreparably if this Agreement is not performed in accordance with its terms or is otherwise breached and that any Party will be entitled to seek injunctive relief to prevent breaches hereof and to enforce specifically this Agreement and all of its terms in addition to any other remedy to which such Party may be entitled hereunder.
9.8    Sole and Exclusive Remedies. Notwithstanding any other term herein and except for any instance of intentional fraud and for remedies that cannot be waived as a matter of applicable Law, but without stating any other limitation, the sole and exclusive remedies of the Parties arising out of or resulting from any breach of any representation, warranty, covenant or agreement in this Agreement will be strictly limited to those contained in this Article 9. In furtherance of the foregoing, except for any instance of intentional fraud and for remedies that cannot be waived as a matter of applicable Law, to the maximum extent permitted by applicable Law, Buyer hereby waives and (if necessary to give effect to this Section) will cause each of the Buyer Indemnified Parties to waive, any and all rights, claims and causes of action of Buyer against Seller and its Affiliates as a matter of Contract, equity, under or based upon any applicable Law or other Legal Requirements or otherwise (including for rescission), except and to the extent expressly stated in this Article 9.
9.9    No Special Losses. Except as limited in the following sentence, notwithstanding any other term herein, no Party will be obligated to any other Party or Person for any consequential, incidental, indirect, special, exemplary or punitive damages or Losses based thereon, including damages or Losses with respect to loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, and no Party will be obligated to any other Party or Person for any Losses or damages determined as a multiple of income, revenue or the like, relating to the breach of any representation, warranty, covenant or agreement herein (except and to the extent that the Indemnified Party has been required to pay such damages to any third Person).
ARTICLE 10
TERMINATION; REMEDIES
10.1    Termination of Agreement. This Agreement may be terminated and the Transaction contemplated hereunder may be abandoned at any time prior to Closing:
(d)    by mutual written consent of Buyer and Seller;
(e)    by either Buyer or Seller if a final non-appealable Order permanently enjoining or otherwise prohibiting the Transaction contemplated hereunder has been issued by a Governmental Body of competent jurisdiction;
(f)    by either Buyer (subject, however, to Section 10.3) or Seller if the Closing has not occurred on or before 5:00 p.m. Central Time on July 15, 2016, which date may be extended by mutual written consent of Buyer and Seller (such date, as so extended from time to time, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) (i) shall not be available to Buyer if the failure of Buyer to fulfill, or breach by Buyer of, any obligation under this Agreement has been the cause of, or resulted in, the failure of the conditions to Closing to be satisfied on or before such date, and (ii) shall not be available to Seller if the failure of Seller or the Companies to fulfill, or breach by Seller or the Companies of, any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time;
(g)    by Buyer if (i) any of the representations and warranties of Seller contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.1(a) would not be satisfied, or (ii) Seller or the Companies shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.1(b) would not be satisfied (in either case, other than as a result of a material breach by Buyer of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after Seller has received written notice from Buyer of the occurrence of such failure or breach; or

(h)    by Seller if (i) any of the representations and warranties of Buyer contained in this Agreement fail to be true and correct in every material respect such that the condition set forth in Section 8.2(a) would not be satisfied, or (ii) Buyer shall have breached or failed to comply with any of its obligations contained in this Agreement (excluding in Section 7.4(b)) such that the condition set forth in Section 8.2(b) would not be satisfied (in either case, other than as a result of a material breach by Seller of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after Buyer has received written notice from Seller of the occurrence of such failure or breach.
Any Party desiring to terminate this Agreement shall give prompt written notice of such termination to the other Parties.
10.2    Effect of Termination. Subject to the limitations in Section 10.3, in the event of a termination of this Agreement pursuant to Section 10.1, this Agreement (other than Section 10.3 and the provisions of this Agreement relating to payment of broker’s or other fees, expenses, confidentiality, publicity, governing law, jurisdiction and venue, and waiver of jury trial, all of which shall survive such termination) shall then be null and void and of no further force and effect whereupon all other rights and liabilities of the Parties hereunder will terminate without any liability of any Party to any other Party, except for liabilities arising in respect of breaches under this Agreement by any Party prior to such termination.
10.3    Remedies for Certain Actions. The Parties’ respective rights and remedies provided in this Agreement shall be deemed cumulative, and any Party’s exercise of any one of such Party’s rights or remedies shall not preclude such Party’s exercise of any other right or remedy then available to it, whether hereunder or at law or in equity; provided, however, that, notwithstanding any provision herein to the contrary, the exercise of such cumulative rights and remedies shall not, separately or in the aggregate, afford such Party more than a single recovery of its actual, direct damages (and except as specified in Section 9.10, shall not include any special, consequential, punitive, exemplary, or other indirect damages).
ARTICLE 11
MISCELLANEOUS

11.1    Prior Sellers’ Representative. For purposes of this Agreement, Seller has advised Buyer that: (i) notices of certain matters arising under the Prior Purchase Agreement must be provided to Saul Horowitz, as Prior Sellers’ Representative; (ii) the prior written consent of said Prior Sellers’ Representative is required for the assignment of certain Transaction Agreements, including without limitation the Escrow Agreement and the Escrow Disbursement Agreement; and (iii) Seller will assume responsibility for providing any such notices to, and securing any such consents of, Prior Sellers’ Representative as necessary under such Prior Purchase Agreement and of the Escrow Agent under the Escrow Agreement to facilitate and effectuate the Transaction contemplated hereunder.
11.2    Expenses. Except as otherwise provided in this Agreement, each of Seller and Buyer shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transaction contemplated hereby and the other business arrangements contemplated thereby.
11.3    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by the Laws of the State of New York (regardless of the Laws that might otherwise govern under applicable New York principles of conflicts of Law). The Parties hereby (i) agree and consent to be subject to the jurisdiction of any federal court (or state court if jurisdiction cannot be maintained in federal court) located in either Houston, Texas or New York, New York, with respect to all actions and proceedings arising out of or relating to this Agreement; (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such court; (iii) irrevocably waive any defense of an inconvenient forum to the maintenance of any action or proceeding in such court; (iv) consent to service of process by mailing or delivering such service to the Party at its respective principal business address; and (v) agree that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by Law.
11.4    Entire Agreement; Amendments and Waivers. This Agreement (including the Disclosure Schedule and the other schedules and exhibits hereto) and the Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate as, or be construed as, a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.5    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile or e-mail (with written confirmation of transmission or receipt), or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):
If to Buyer:
Spark HoldCo, LLC

12140 Wickchester Lane, Suite 100

Houston, Texas 77079

Attn: Nathan Kroeker, President

Email: nkroeker@sparkenergy.com
With a copy to (which shall not constitute notice):
Spark Energy, Inc.

12140 Wickchester Lane, Suite 100

Houston, Texas 77079

Attn: Gil Melman, Vice President and General Counsel

Email: gmelman@sparkenergy.com
If to Seller:
National Gas & Electric, LLC

12140 Wickchester Lane, Suite 100

Houston, Texas 77079

Attn: Todd Gibson, Executive Vice President and Chief Financial Officer

Email: tgibson@nu-devco.com
With a copy to (which shall not constitute notice):
National Gas & Electric, LLC

12140 Wickchester Lane, Suite 100

Houston, Texas 77079

Attn: Gary Lancaster, Assistant General Counsel

Email: glancaster@ngande.com
11.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction contemplated hereunder is not affected in any manner materially adverse to any Party in material respect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction contemplated hereunder is consummated as originally contemplated to the greatest extent possible.
11.7    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as set forth in Section 7.17 and Article 9, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Company, Seller or Buyer, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void.
11.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
11.9    Waiver of Jury Trial. TO THE EXTENT ANY SUCH WAIVER IS NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
[Remainder of Page Left Blank Intentionally – Signature Pages Follows]

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be executed by them or by their respective authorized officers, to be effective as of the Effective Date first written above.

SELLER:	BUYER:

National Gas & Electric, LLC a Texas limited liability company	Spark HoldCo, LLC, a Delaware limited liability company

By: /s/ W. Keith Maxwell III	By: Spark Energy, Inc.
Its: Chief Executive Officer	Its: Managing Member
By: /s/ Nathan Kroeker
Its: Chief Executive Officer
As signatory for the limited purpose of agreeing to issue the Buyer’s Parent Guaranty pursuant to Section 7.16: RetailCo, LLC a Delaware limited liability company

As signatory for the limited purposes of agreeing to issue the Shares and to grant registration rights as set forth in Section 8.2(c) and Section 2.2(c), if applicable, and agreeing to issue the SEI Guaranty pursuant to Section 7.17:

Spark Energy, Inc.,

a Delaware corporation

By: /s/ W. Keith Maxwell III	By: /s/ Nathan Kroeker
Its: Chief Executive Officer	Its: Chief Executive Officer

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]